Exhibit 10.1

Published CUSIP Number:
AMENDED AND RESTATED
CREDIT AGREEMENT
Dated as of September 30, 2009
among
HEALTHCARE REALTY TRUST INCORPORATED,
as Borrower,
and
THE LENDERS PARTY HERETO,
and
BANK OF AMERICA, N.A.,
as Administrative Agent,

BANC OF AMERICA SECURITIES LLC
and
CALYON SECURITIES LLC,
as Joint Lead Arrangers and Joint Book Runners

SCHEDULES

2.01	Lenders and Commitments
2.03	Existing Letters of Credit
5.04	Litigation
5.06	Environmental Matters
5.07	Material Subsidiaries and Specified Affiliates
5.10	Compliance with Laws
5.12	Indebtedness
5.13	Contingent Liabilities
5.14	Investments
9.02	Notice Addresses
EXHIBITS

2.02	Form of Loan Notice
2.13-1	Form of Revolving Note
2.13-2	Form of Swing Line Note
6.01	Form of Compliance Certificate
6.20	Form of Guaranty
9.07	Form of Assignment and Assumption

AMENDED AND RESTATED CREDIT AGREEMENT
     This AMENDED AND RESTATED CREDIT AGREEMENT (as amended, restated, supplemented and otherwise modified from time to time, this “Credit Agreement”) is entered into as of September 30, 2009, among HEALTHCARE REALTY TRUST INCORPORATED, a Maryland corporation (the “Borrower”), the Lenders party hereto, and BANK OF AMERICA, N.A., as Administrative Agent.
     WHEREAS, a $400 million revolving credit facility was established in favor of the Borrower pursuant to the terms of that certain Credit Agreement dated as of January 25, 2006 (as amended and modified, the “Existing Credit Agreement”) among the Borrower, the lenders party thereto and Bank of America, N.A., as administrative agent;
     WHEREAS, the Borrower has requested certain modifications to the Existing Credit Agreement;
     WHEREAS, the Lenders have agreed to the requested modifications on the terms and conditions provided herein; and
     WHEREAS, this Credit Agreement is given in amendment to, restatement of and substitution for the Existing Credit Agreement.
     NOW, THEREFORE, in consideration of these premises and the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
     1.01 Defined Terms.
     As used in this Credit Agreement, the following terms have the meanings set forth below:
     “Acquisition” means the purchase or acquisition by any Person of (a) more than 50% of the Capital Stock with ordinary voting power of another Person or (b) all or any substantial portion of the property (other than Capital Stock) of another Person, whether or not involving a merger or consolidation with such Person.
     “Adequate Assurance” means
     (a) with respect to Revolving Loans, such assurance as the Administrative Agent may require, in its discretion,

     (b) with respect to L/C Obligations, such assurance as the L/C Issuer may require, in its discretion, and
     (c) with respect to Swing Line Loans, such assurance as the Swing Line Lender may require, in its discretion, in each case, that the Defaulting Lender will be capable of funding its portion of Revolving Obligations and participation interests therein and otherwise honoring its existing and future obligations hereunder and under the other Credit Documents, including the posting of cash collateral or letters of credit, in each case in form and substance and pursuant to arrangements satisfactory to the Administrative Agent, the L/C Issuer or the Swing Line Lender, as appropriate, in their discretion.
     “Administrative Agent” means Bank of America in its capacity as administrative agent for the Lenders under any of the Credit Documents, or any successor administrative agent.
     “Administrative Agent’s Fee Letter” means the letter agreement dated as of August 6, 2009 among the Borrower, the BAS and the Administrative Agent, as amended and modified.
     “Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 9.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.
     “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
     “Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
     “Agent-Related Persons” means the Related Parties of the Administrative Agent.
     “Aggregate Commitment Percentage” means, for each Lender, a fraction (expressed as a percentage carried to the ninth decimal place), the numerator of which is the sum of the amount of such Lender’s respective Revolving Commitment and the denominator of which is the sum of the Aggregate Revolving Commitments.
     “Aggregate Revolving Commitments” means the Revolving Commitments of all the Lenders.
     “Aggregate Revolving Committed Amount” means as provided in Section 2.01(a).
     “Applicable Percentage” means, for any day, the rate per annum set forth below opposite the applicable Debt Rating:

		Revolving Loans
		that are	Revolving
	Debt Ratings	Eurodollar Rate	Loans that
	(or their	Loans and Letter	are Base	Facility
Pricing Level	equivalents)	of Credit Fees	Rate Loans	Fee
1	A-/A3 or better	2.15%	0.90%	0.40%
2	BBB+/ Baa1	2.30%	1.05%	0.40%
3	BBB/ Baa2	2.55%	1.30%	0.40%
4	BBB-/ Baa3	2.80%	1.55%	0.40%
5	below BBB-/Baa3	3.20%	1.95%	0.50%
The Borrower will maintain a Debt Rating at all times with at least two (2) Ratings Services, and the Borrower may, at its option, obtain a third Debt Rating from another Ratings Service. The applicable Pricing Level will be determined by reference to the Debt Ratings; provided that:
     (a) if Debt Ratings are provided by two (2) Ratings Services and the Debt Ratings by the Rating Services indicate different Pricing Levels, then (A) if they are only one level apart, the applicable Pricing Level shall be determined by reference to the higher or better Debt Rating and shall be set at the Pricing Level indicated thereby, and (B) if they are more than one level apart, the applicable Pricing Level shall be determined by reference to the lower (or worse) Debt Rating and shall be set at one Pricing Level above the Pricing Level that would be indicated by the lower Debt Rating (e.g., if the Debt Rating by one of the Rating Services is A- and the Debt Rating by another of the Rating Services is Baa3, the Applicable Percentage would be set at Pricing Level 3),
     (b) if Debt Ratings are provided by three (3) or more Ratings Services acceptable to the Administrative Agent and the Debt Ratings indicate different Pricing Levels, then the applicable Pricing Level shall be determined by reference to the lower of the two (2) highest (or best) Debt Ratings and shall be set at the Pricing Level indicated thereby, and
     (c) if a Debt Rating is not provided by at least two (2) Ratings Services, or if no Debt Rating is available, then the Applicable Percentage shall be Pricing Level 5.
The Applicable Percentage shall be determined and adjusted on the first Business Day following the date of any change in the Debt Rating. Adjustments in the Applicable Percentage shall be effective as to all Extensions of Credit, existing and prospective, from the date of adjustment. Determinations by the Administrative Agent of the applicable Pricing Level shall be conclusive absent manifest error. The Administrative Agent shall promptly notify the Lenders of changes in the Applicable Percentage.
     “Approved Bank” means as provided in the definition of “Cash Equivalents”.
     “Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

     “Arrangers” means BAS and Calyon Securities in their capacities as joint lead arrangers and joint book runners.
     “Asset Sale” means any sale, lease or other disposition (including any such transaction effected by way of merger, amalgamation or consolidation) by the Borrower or any of its Subsidiaries or Specified Affiliates subsequent to the date hereof of any asset (including stock), including without limitation any sale-leaseback transaction, whether or not involving a Capital Lease, but excluding (a) any sale, lease or other disposition in the ordinary course of business of real property which is the subject of mortgage liens permitted hereunder, (b) any sale, lease or other disposition of raw materials, supplies or other nonfixed assets in the ordinary course of business, (c) any sale, lease or other disposition of surplus, obsolete or worn out machinery, equipment, molds or other manufacturing equipment in the ordinary course of business to the extent that the aggregate book value of all of such assets sold, leased or otherwise disposed of in a fiscal year does not exceed $5 million, (d) any sale or other disposition in the ordinary course of business of readily marketable securities, (e) any disposition of cash not prohibited hereunder, and (f) the issuance of any shares of stock in any Specified Affiliate to any officer, director or employee of the Borrower.
     “Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit 9.07.
     “Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.
     “Attorney Costs” means and includes all fees, expenses and disbursements of any law firm or other external counsel.
     “Attributable Principal Amount” means (a) in the case of capital leases, the amount of capital lease obligations determined in accordance with GAAP, (b) in the case of Synthetic Leases, an amount determined by capitalization of the remaining lease payments thereunder as if it were a capital lease determined in accordance with GAAP, (c) in the case of Securitization Transactions, the outstanding principal amount of such financing, after taking into account reserve amounts and making appropriate adjustments, determined by the Administrative Agent in its reasonable judgment and (d) in the case of Sale and Leaseback Transactions, the present value (discounted in accordance with GAAP at the debt rate implied in the applicable lease) of the obligations of the lessee for rental payments during the term of such lease).
     “Bank of America” means Bank of America, N.A., together with its successors.
     “BAS” means Banc of America Securities LLC, together with its successors.
     “Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 0.5%, (b) the Prime Rate and (c) except during a Eurodollar Unavailability Period, the Daily Floating Eurodollar Rate plus 1.25%.
     “Base Rate Loan” means a Loan that bears interest based on the Base Rate.

     “BBA LIBOR” means as provided in the definition of “Eurodollar Base Rate”.
     “Borrower” means as provided in the recitals hereto.
     “Borrower Materials” means as provided in Section 6.01.
     “Borrowing” means (a) a borrowing consisting of simultaneous Revolving Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period, or (b) a borrowing of Swing Line Loans, as appropriate.
     “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan or any Base Rate Loan bearing interest at a rate based on the Daily Floating Eurodollar Rate, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.
     “Calyon Securities” means Calyon Securities LLC, together with its successors.
     “Capital Lease” means a lease that would be capitalized on a balance sheet of the lessee prepared in accordance with GAAP.
     “Capital Stock” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests and (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.
     “Cash Collateral” means cash or deposit account balances pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the L/C Issuer pledged and deposited with or delivered to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, as collateral for the L/C Obligations.
     “Cash Equivalents” means (a) securities issued or directly and fully guaranteed or insured by (i) the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve (12) months from the date of acquisition, (b) time deposits and certificates of deposit of (i) any Lender, (ii) any domestic commercial bank of recognized standing having capital and surplus in excess of $500 million or (iii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (each an “Approved Bank”), in each case with maturities of not more than 270 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof)

or better by Moody’s and maturing within six (6) months of the date of acquisition, (d) repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500 million for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations and (e) Investments (classified in accordance with GAAP as current assets) in money market investment programs registered under the Investment Company Act of 1940, as amended, that are administered by reputable financial institutions having capital of at least $500 million and the portfolios of which are limited to Investments of the character described in the foregoing subclauses hereof.
     “CERCLA” means as provided in Section 5.06.
     “CERCLIS” means as provided in Section 5.06.
     “Change in Law” means the occurrence, after the date of this Credit Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.
     “Change of Control” means the occurrence of any of the following events: (a) any Person or two (2) or more Persons acting in concert shall have acquired beneficial ownership, directly or indirectly, of, or shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of or control over, voting stock of the Borrower (or other securities convertible into such voting stock) representing 35% or more of the combined voting power of all voting stock of the Borrower, or (b) during any period of up to twenty-four (24) consecutive months, commencing after the Closing Date, individuals who at the beginning of such twenty-four (24) month period were directors of the Borrower (together with any new director whose election by the Borrower’s Board of Directors or whose nomination for election by the Borrower’s shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors of the Borrower then in office. As used herein, “beneficial ownership” shall have the meaning provided in Rule 13d-3 of the SEC under the Securities Exchange Act of 1934.
     “Closing Date” means the date hereof.
     “Commitment Period” means the period from and including the Closing Date to the earlier of (a) in the case of Revolving Loans and Swing Line Loans, the Revolving Termination Date, and, in the case of the Letters of Credit, the Letter of Credit Expiration Date, or (b) the date on which the Revolving Commitments shall have been terminated as provided herein.
     “Compliance Certificate” means as provided in Section 6.01(c).

     “Confidential Information” means as provided in Section 9.08.
     “Consolidated EBITDA” means, for any period for the Consolidated Group, the sum of (a) net income attributable to common stockholders (or its equivalent) plus (b) to the extent deducted in determining net income attributable to common stockholders (or its equivalent), (i) Consolidated Interest Expense, (ii) the amount of income taxes (or minus the amount of tax benefits) and (iii) depreciation and amortization, in each case on a consolidated basis determined in accordance with GAAP. Except as otherwise expressly provided, the applicable period shall be for the four (4) consecutive fiscal quarters ending as of the date of determination.
     “Consolidated Fixed Charge Coverage Ratio” means the ratio of Consolidated EBITDA to Consolidated Fixed Charges.
     “Consolidated Fixed Charges” means, for any period for the Consolidated Group, the sum of (a) Consolidated Interest Expense plus (b) current scheduled principal payments of Funded Debt (including, for purposes hereof, current scheduled reductions in commitments, but excluding any “balloon” payment or final payment at maturity that is significantly larger than the scheduled payments that preceded it) for the period of four (4) consecutive fiscal quarters beginning the day after the date of determination plus (c) dividends and distributions on preferred stock, if any, and redemptions and repurchases thereof, in each case on a consolidated basis determined in accordance with GAAP. Except as otherwise expressly provided, the applicable period shall be for the four (4) consecutive fiscal quarters ending as of the date of determination.
     “Consolidated Group” means the Borrower and its consolidated subsidiaries, as determined in accordance with GAAP.
     “Consolidated Interest Expense” means, for any period for the Consolidated Group, all interest expense and letter of credit fee expense, on a consolidated basis in accordance with GAAP, but including, in any event, the interest component under Capital Leases and the implied interest component under Securitization Transactions. Except as otherwise expressly provided, the applicable period shall be for the four (4) consecutive fiscal quarters ending as of the date of determination.
     “Consolidated Leverage Ratio” means the ratio of Consolidated Total Debt to the sum of (a) Consolidated Total Capital plus (b) accumulated depreciation determined on a consolidated basis in accordance with GAAP.
     “Consolidated Secured Debt” means the aggregate principal amount of all Indebtedness of the Consolidated Group secured by a Lien on any property owned or leased by them.
     “Consolidated Secured Leverage Ratio” means the ratio of Consolidated Secured Debt to the sum of (a) Consolidated Total Capital plus (b) accumulated depreciation determined on a consolidated basis in accordance with GAAP.

     “Consolidated Subsidiary” means at any date any Subsidiary or other entity the accounts of which would be consolidated with those of the Borrower in its consolidated financial statements if such statements were prepared as of such date. For purposes of this Credit Agreement, Specified Affiliates of the Borrower shall be classified as Consolidated Subsidiaries.
     “Consolidated Tangible Net Worth” means, for the Consolidated Group, stockholders’ equity on a consolidated basis determined in accordance with GAAP, but with no upward adjustments due to any revaluation of assets, minus all Intangible Assets.
     “Consolidated Total Capital” means the sum of (a) Consolidated Tangible Net Worth plus (b) Consolidated Total Debt.
     “Consolidated Total Debt” means all Indebtedness of the Consolidated Group determined on a consolidated basis.
     “Consolidated Unencumbered EBITDA” means the portion of Consolidated EBITDA that is generated by Consolidated Unencumbered Realty.
     “Consolidated Unencumbered Interest Expense” means the portion of Consolidated Interest Expense that is not attributable to Consolidated Secured Debt.
     “Consolidated Unencumbered Leverage Ratio” means the ratio of Consolidated Unsecured Debt to Consolidated Unencumbered Realty.
     “Consolidated Unencumbered Realty” means, for the Consolidated Group, the book value of all realty (prior to deduction for accumulated depreciation) minus the book value of real property (prior to deduction for accumulated depreciation) which is subject of mortgage Liens as described in clauses (c) and (k) of Section 6.07.
     “Consolidated Unsecured Coverage Ratio” means the ratio of Consolidated Unencumbered EBITDA to Consolidated Unencumbered Interest Expense.
     “Consolidated Unsecured Debt” means the portion of Consolidated Total Debt that is not Consolidated Secured Debt.
     “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote 10% or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.
     “Credit Agreement” means as set forth in the introductory paragraph hereof.

     “Credit Documents” means this Credit Agreement, the Notes, each Issuer Document, the Guaranties, if any, the Administrative Agent’s Fee Letter, the Letters of Credit and the Compliance Certificates.
     “Credit Parties” means, collectively, the Borrower and the Guarantors, if any.
     “Daily Floating Eurodollar Rate” means, for each day, a fluctuating per annum rate equal to (i) BBA LIBOR, at approximately 11:00 a.m., London time, two (2) Business Days prior to the date of determination (provided that if such date is not a London Banking Day, the next preceding London Banking Day) for Dollar deposits (for delivery on such date) with a term equivalent to one (1) month or (ii) if such rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being made, continued or converted by Bank of America and with a term equivalent to one month would be offered by Bank of America’s London Branch to major banks in the London interbank Eurodollar market at their request at approximately 11:00 a.m. London time on the date of determination. If the Administrative Agent is not able to determine the rate pursuant to this clause (b), then such rate shall be deemed to be the Prime Rate.
     “Debt Rating” means the rating by a Ratings Service for the Borrower’s senior unsecured (non-credit enhanced) long-term debt.
     “Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
     “Default” means any event, act or condition that, with notice, the passage of time, or both, would constitute an Event of Default.
     “Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Revolving Loans, participations in L/C Obligations or participations in Swing Line Loans required to be funded by it hereunder within one (1) Business Day of the date required to be funded by it hereunder and has not cured such failure prior to the date of determination, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one (1) Business Day of the date when due, unless the subject of a good faith dispute, and has not cured such failure prior to the date of determination, (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding, or (d) with respect to which the Federal Deposit Insurance Corporation has been appointed receiver or conservator by a federal or state chartering authority or otherwise pursuant to the FDI Act (12 U.S.C. § 11(c)), unless in respect of this clause (d), the Lender provides Adequate Assurance to the Administrative Agent, the L/C Issuer and the Swingline Lender, as appropriate, in which case, such Lender shall not be deemed a Defaulting Lender solely for purposes of clause (d).

     “Defaulting Lender Account” has the meaning provided in Section 2.14(a).
     “Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Percentage, if any, applicable to Base Rate Loans plus (c) 3% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Percentage) otherwise applicable to such Loan plus 3% per annum, in each case to the fullest extent permitted by applicable Law.
     “Dollar” or “$” means the lawful currency of the United States.
     “Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 9.07(b)(iii), (v), (vi) and (vii) (subject to such consents, if any, as may be required under Section 9.07(b)(iii)).
     “Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.
     “Equity Transaction” means, with respect to any member of the Consolidated Group, any issuance or sale of shares of its Capital Stock, other than an issuance (a) to a member of the Consolidated Group, (b) in connection with a conversion of debt securities to equity, (c) in connection with the exercise by a present or former employee, officer or director under a stock incentive plan, stock option plan or other equity-based compensation plan or arrangement, or (d) in connection with any Acquisition permitted hereunder.
     “ERISA” means the Employee Retirement Income Security Act of 1974.
     “ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code).
     “ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition that could reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.
     “Eurodollar Base Rate” means:
     (a) For any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to (i) the British Bankers Association LIBOR Rate as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) (“BBA LIBOR”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or (ii) if such rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch (or other Bank of America branch or Affiliate) to major banks in the London or other offshore interbank Eurodollar market at their request at approximately 11:00 a.m. London time two (2) Business Days prior to the commencement of such Interest Period.
     (b) For any interest rate calculation with respect to a Base Rate Loan, the Daily Floating Eurodollar Rate.
     “Eurodollar Rate” means for any Interest Period with respect to a Eurodollar Rate Loan, a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurodollar Rate	=	Eurodollar Base Rate 1.00 – Eurodollar Reserve Percentage
     “Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the Eurodollar Rate.
     “Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five (5) decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.
     “Eurodollar Unavailability Period” means any period of time during which a notice delivered to the Borrower in accordance with Section 3.03 shall remain in force and effect.

     “Event of Acceleration” means any of the events or conditions set forth in Sections 7.01(g), (h) or (i) with respect to the Borrower.
     “Event of Default” means as provided in Section 7.01.
     “Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 9.15), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.01(a).
     “Existing Credit Agreement” means as provided in the recitals hereof.
     “Existing Letters of Credit” means the standby letters of credit outstanding on the Closing Date and identified on Schedule 2.03.
     “Extension of Credit” means (i) any Borrowing and (ii) any L/C Credit Extension.
     “Facility Fee” means as provided in Section 2.09(a).
     “Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day immediately succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the immediately preceding Business Day as so published on the immediately succeeding Business Day, and (b) if no such rate is so published on such immediately succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to the next 1/100th of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.
     “Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes (including such a Lender when acting in the capacity of the L/C Issuer). For purposes of this definition, the United States, each state thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

     “FRB” means the Board of Governors of the Federal Reserve System of the United States.
     “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
     “Funded Debt” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
     (a) all obligations for borrowed money, whether current or long-term (including the Obligations hereunder), and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
     (b) all purchase money indebtedness (including indebtedness and obligations in respect of conditional sales and title retention arrangements, except for customary conditional sales and title retention arrangements with suppliers that are entered into in the ordinary course of business) and all indebtedness and obligations in respect of the deferred purchase price of property or services (other than trade accounts payable incurred the ordinary course of business and payable on customary trade terms);
     (c) all direct obligations under letters of credit (including standby and commercial), bankers’ acceptances and similar instruments (including bank guaranties, surety bonds, comfort letters, keep-well agreements and capital maintenance agreements) to the extent such instruments or agreements support financial, rather than performance, obligations;
     (d) the Attributable Principal Amount of capital leases and Synthetic Leases;
     (e) the Attributable Principal Amount of Securitization Transactions;
     (f) all preferred stock and comparable equity interests providing for mandatory redemption, sinking fund or other like payments;
     (g) Support Obligations in respect of Funded Debt of another Person;
     (h) Funded Debt of any partnership or joint venture or other similar entity in which such Person is a general partner or joint venturer, and, as such, has personal liability for such obligations, but only to the extent there is recourse to such Person for payment thereof.
For purposes hereof, the amount of Funded Debt shall be determined based on the outstanding principal amount in the case of borrowed money indebtedness under clause (a) and purchase money indebtedness and the deferred purchase obligations under clause (b), based on the maximum amount available to be drawn in the case of letter of credit obligations and the other obligations under clause (c), and based on the amount of Funded Debt that is the subject of the Support Obligations in the case of Support Obligations under clause (g).
     “GAAP” means generally accepted accounting principles in effect in the United States applied on a consistent basis as set forth in (a) the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants, (b) statements and pronouncements of the Financial Accounting Standards Board and (c) interpretations of the SEC (including published staff interpretations), in each case subject to the provisions of Section 1.03. Accounting principles are applied on a “consistent basis” when the accounting principles applied in a current period are comparable in all material respects to those accounting principles applied in a preceding period, except to the extent that new accounting standards have been adopted by such organizations applicable as of the current period.
     “Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
     “Guarantor” means any party that may give a guaranty of the loans and obligations hereunder in substantially the form of Exhibit 6.20 or other form reasonably satisfactory to the Administrative Agent and the Required Lenders, in each case as amended, supplemented or otherwise modified from time to time.
     “Guaranties” means those guaranty agreements, if any, given in respect of the loans and obligations owing under this Credit Agreement, as amended, supplemented or otherwise modified from time to time.
     “Hazardous Substance” means any toxic or hazardous substance, including petroleum and its derivatives regulated under the Environmental Laws.
     “Honor Date” means as provided in Section 2.03(c).
     “Impacted Lender” means any Lender as to which (a) the L/C Issuer has a reasonable good faith belief after inquiry that the Lender has defaulted in fulfilling its obligations under one or more other syndicated credit facilities or (b) an entity that controls the Lender has been deemed insolvent or become subject to a bankruptcy or other similar proceeding.
     “Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
     (a) all Funded Debt;
     (b) all contingent obligations under letters of credit (including standby and commercial), bankers’ acceptances and similar instruments (including bank guaranties, surety bonds, comfort letters, keep-well agreements and capital maintenance agreements)

to the extent such instruments or agreements support financial, rather than performance, obligations;
     (c) net obligations under any Swap Contract;
     (d) Support Obligations in respect of Indebtedness of another Person; and
     (e) Indebtedness of any partnership or joint venture or other similar entity in which such Person is a general partner or joint venturer, and, as such, has personal liability for such obligations, but only to the extent there is recourse to such Person for payment thereof.
For purposes hereof, the amount of Indebtedness shall be determined based on Swap Termination Value in the case of net obligations under Swap Contracts under clause (c) and based on the outstanding principal amount of the Indebtedness that is the subject of the Support Obligations in the case of Support Obligations under clause (d).
     “Indemnified Liabilities” means as provided in Section 9.05.
     “Indemnified Taxes” means Taxes other than Excluded Taxes.
     “Indemnitees” means as provided in Section 9.05.
     “Individual Subsidiary Test” means as provided in the definition of “Material Subsidiaries” in this Section 1.01.
     “Intangible Assets” means all assets consisting of goodwill, patents, trade names, trademarks, copyrights, franchises, experimental expense, organization expense, unamortized debt discount and expense, deferred assets (other than prepaid insurance and prepaid taxes), the excess of cost of shares acquired over book value of related assets and such other assets as are properly classified as “intangible assets” in accordance with GAAP, but excluding, for purposes hereof, leasehold intangible assets recorded by the Borrower in connection with the Borrower’s acquisition of real estate operations in accordance with Statement 141 (R) promulgated by the Financial Accounting Standards Board.
     “Interest Payment Date” means, (a) as to any Base Rate Loan and any Swing Line Loan, the last Business Day of each March, June, September and December, the Revolving Termination Date, and in the case of any Swing Line Loan, any other dates as may be mutually agreed upon by the Borrower and the Swing Line Lender and (b) as to any Eurodollar Rate Loan (other than Swing Line Loans), the last Business Day of each Interest Period for such Loan, the date of repayment of principal of such Loan and the Revolving Termination Date, and in addition, where the applicable Interest Period exceeds three (3) months, the date every three (3) months after the beginning of such Interest Period. If an Interest Payment Date falls on a date that is not a Business Day, such Interest Payment Date shall be deemed to be the immediately succeeding Business Day.

     “Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one (1), two (2), three (3) or six (6) months thereafter, as selected by the Borrower in its Loan Notice; provided that:
     (a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the immediately succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;
     (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
     (c) no Interest Period with respect to any Revolving Loan shall extend beyond the Revolving Termination Date.
     “Internal Revenue Code” means the Internal Revenue Code of 1986.
     “Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Capital Stock of another Person, (b) a loan, advance or capital contribution to, guaranty or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.
     “Investment Policy” means the Borrower’s investment policy as disclosed in its filings with the SEC from time to time.
     “IRS” means the United States Internal Revenue Service.
     “ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).
     “Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower (or any Subsidiary) or in favor of the L/C Issuer and relating to such Letter of Credit.
     “Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any

Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
     “L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing.
     “L/C Borrowing” means any extension of credit resulting from a drawing under any Letter of Credit that has not been reimbursed or refinanced as a Borrowing of Revolving Loans.
     “L/C Commitment” means, with respect to the L/C Issuer, the commitment of the L/C Issuer to issue and to honor payment obligations under Letters of Credit, and, with respect to each Lender, the commitment of such Lender to purchase participation interests in L/C Obligations up to such Lender’s Revolving Commitment Percentage thereof.
     “L/C Committed Amount” means as provided in Section 2.01(b).
     “L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.
     “L/C Customary Charges” means as provided in Section 2.09(c)(ii).
     “L/C Fronting Fee” means as provided in Section 2.09(c)(ii).
     “L/C Issuer” means (a) as to Existing Letters of Credit, those Lenders identified as an issuer on Schedule 2.03, and (b) as to Letters of Credit issued hereunder, Bank of America in its capacity as issuer of Letters of Credit hereunder, in each case together with its successors in such capacity.
     “L/C Issuer Fees” means as provided in Section 2.09(c)(ii).
     “L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07. For all purposes of this Credit Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
     “Lender” means each of the Persons identified as a “Lender” on the signature pages hereto (and, as appropriate, includes the L/C Issuer and the Swing Line Lender) and each Person who joins as a Lender pursuant to the terms hereof, together with their respective successors and assigns.

     “Lending Office” means, as to any Lender, the office or offices of such Lender set forth in such Lender’s Administrative Questionnaire or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.
     “Letter of Credit” means each Existing Letter of Credit and each standby letter of credit issued hereunder.
     “Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.
     “Letter of Credit Expiration Date” means the day that is five (5) Business Days prior to the Revolving Termination Date then in effect (or, if such day is not a Business Day, the immediately preceding Business Day).
     “Letter of Credit Fee” means as provided in Section 2.09(c)(i).
     “Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).
     “Loan” means any Revolving Loan or any Swing Line Loan and the Base Rate Loans and Eurodollar Rate Loans comprising such Loans.
     “Loan Notice” means a notice of (a) a Borrowing of Loans (including Swing Line Loans), (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, which, if in writing, shall be substantially in the form of Exhibit 2.02.
     “London Banking Day” means a day on which banks in London are open for business and dealing in offshore dollars.
     “Master Agreement” means as provided in the definition of “Swap Contract”.
     “Material Adverse Effect” means a material adverse effect on (i) the condition (financial or otherwise), operations, business, assets, liabilities or prospects of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Borrower to perform any material obligation under the Credit Documents, or (iii) the rights and remedies of the Administrative Agent and the Lenders under the Credit Documents.
     “Material Subsidiary” means any Subsidiary of the Borrower with net assets or revenues in excess of 1.5% of the Borrower’s consolidated net assets or revenues for the most recently ended quarterly period for which financial statements are available (the “Individual Subsidiary Test”); provided, however, that the aggregate net assets and revenues of the Material Subsidiaries shall equal at least 90% of the Borrower’s consolidated net assets and revenues for the most recently ended quarterly period for which financial statements are available. In the event that the aggregate net assets and revenues of Subsidiaries meeting the Individual Subsidiary Test do not equal 90% of the Borrower’s consolidated net assets and revenues, then the Subsidiaries that do not meet the Individual Subsidiary Test (starting with the largest Subsidiary based on net assets and revenue and working down in each case to the next largest Subsidiary based on net assets and revenue) that are necessary to make the aggregate net assets and revenues of the Material Subsidiaries equal at least 90% of the net assets and revenues of the Borrower for the most recently ended quarterly period for which financial statements are available, shall be included in the definition of Material Subsidiaries.
     “Maximum Rate” means as provided in Section 9.10.
     “Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
     “Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five (5) plan years, has made or been obligated to make contributions.
     “Non-Consenting Lender” means as provided in Section 9.15.
     “Notes” means the Revolving Notes and the Swing Line Note.
     “Obligations” means, without duplication, (a) all advances to, and debts, liabilities, obligations, covenants and duties of, any Credit Party arising under any Credit Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Credit Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, (b) all obligations under any Swap Contract entered into with any Lender or any Affiliate thereof (even if such Lender subsequently ceases to be a Lender under this Credit Agreement for any reason) and (c) all obligations under any Treasury Management Agreement between any Credit Party and any Lender or Affiliate of a Lender.
     “Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

     “Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Credit Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Credit Agreement or any other Credit Document.
     “Outstanding Amount” means (a) with respect to Revolving Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any Borrowings and prepayments or repayments of Revolving Loans and Swing Line Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.
     “Participant” means as provided in Section 9.07(d).
     “Patriot Act” means the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).
     “PBGC” means the Pension Benefit Guaranty Corporation.
     “PCB” means as provided in Section 5.06(b).
     “Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five (5) plan years.
     “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
     “Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Internal Revenue Code or Title IV of ERISA, any ERISA Affiliate.
     “Platform” means as provided in Section 6.01.
     “Prime Rate” means the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the “prime rate” announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

     “Public Lender” means as provided in Section 6.01.
     “Ratings Service” means any nationally recognized rating agency reasonably acceptable to the Administrative Agent.
     “Register” means as provided in Section 9.07(c).
     “Regulation T” means Regulation T of the Board of Governors of the Federal Reserve System, as in effect from time to time.
     “Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.
     “Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System, as in effect from time to time.
     “REIT” means a real estate investment trust as defined in Sections 856-860 of the Internal Revenue Code.
     “Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, advisors and attorneys-in-fact of such Person and of such Person’s Affiliates.
     “Release” means as provided in Section 5.06(a).
     “Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty-day notice period has been waived.
     “Request for Extension of Credit” means (a) with respect to a Borrowing of Loans (including Swing Line Loans) or the conversion or continuation of Loans, a Loan Notice and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.
     “Required Lenders” means, as of any date of determination, Lenders having more than 50% of the Aggregate Revolving Commitments or, if the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 7.01, Lenders holding in the aggregate more than 50% of the Revolving Obligations (including, in each case, the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans); provided that the Revolving Commitment of, and the portion of the Revolving Obligations held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
     “Responsible Officer” means, for purposes of certifying or confirming matters related to Organization Documents, incumbency and like matters, the secretary or assistant secretary, and for other purposes, the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or other executive officer of a Credit Party. Any document delivered hereunder that is signed by a Responsible Officer of a Credit Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Credit Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Credit Party.
     “Revolving Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to share in the Revolving Obligations hereunder up to such Lender’s Revolving Commitment Percentage thereof.
     “Revolving Commitment Percentage” means, at any time for each Lender, a fraction (expressed as a percentage carried to the ninth decimal place), the numerator of which is such Lender’s Revolving Committed Amount and the denominator of which is the Aggregate Revolving Committed Amount. The initial Revolving Commitment Percentages are set forth on Schedule 2.01.
     “Revolving Committed Amount” means, with respect to each Lender, the amount of such Lender’s Revolving Commitment. The initial Revolving Committed Amounts are set forth on Schedule 2.01.
     “Revolving Loans” means as set forth in Section 2.01(a).
     “Revolving Note” means the promissory notes substantially in the form of Exhibit 2.13-1, if any, given to each Lender to evidence the Revolving Loans of such Lender, as amended, restated, modified, supplemented, extended, renewed or replaced.
     “Revolving Obligations” means the Revolving Loans, the L/C Obligations and the Swing Line Loans.
     “Revolving Termination Date” means September 30, 2012.
     “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.
     “Sale and Leaseback Transaction” means, with respect to the Borrower or any Subsidiary, any arrangement, directly or indirectly, with any person whereby the Borrower or such Subsidiary shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.
     “SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
     “Securitization Receivables” means as provided in the definition of “Securitization Transaction”.

     “Securitization Subsidiary” means as provided in the definition of “Securitization Transaction”.
     “Securitization Transaction” means any financing or factoring or similar transaction (or series of such transactions) entered by any member of the Consolidated Group pursuant to which such member of the Consolidated Group may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment (the “Securitization Receivables”) to a special purpose subsidiary or affiliate (a “Securitization Subsidiary”) or any other Person.
     “Solvent” means, with respect to any person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
     “Specified Affiliate” means any corporation, association or other business entity formed for the purpose of earning income not qualified as “rents from real property” under applicable provisions of the Internal Revenue Code, in which the Borrower owns substantially all of the economic interest, but less than 10% of the voting interests, and the remaining economic and voting interests are subject to restrictions requiring that ownership of such interests be held by officers, directors or employees of the Borrower.
     “Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise provided, “Subsidiary” shall refer to a Subsidiary of the Borrower.
     “Subsidiary Guarantor” means any Subsidiary of the Borrower which is a Guarantor.
     “Support Obligations” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any

Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person. The amount of any Support Obligations shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Support Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.
     “Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, that are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
     “Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination values determined in accordance therewith, such termination values, and (b) for any date prior to the date referenced in clause (a), the amounts determined as the mark-to-market values for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
     “Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.01(c).

     “Swing Line Commitment” means, with respect to the Swing Line Lender, the commitment of the Swing Line Lender to make Swing Line Loans, and with respect to each Lender, the commitment of such Lender to purchase participation interests in Swing Line Loans.
     “Swing Line Committed Amount” means as provided in Section 2.01(c).
     “Swing Line Lender” means Bank of America in its capacity as such, together with any successor in such capacity.
     “Swing Line Loan” means as provided in Section 2.01(c).
     “Swing Line Note” means the promissory note substantially in the form of Exhibit 2.13-2 given to evidence the Swing Line Loans of such Lender, as amended, restated, modified, supplemented, extended, renewed or replaced.
     “Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing arrangement that is considered borrowed money indebtedness for tax purposes but is classified as an operating lease under GAAP.
     “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
     “Treasury Management Agreement” means any agreement governing the provision of treasury or cash management services, including deposit accounts, funds transfer, automated clearinghouse, credit or debit care, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services.
     “Type” means with respect to a Revolving Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.
     “Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Internal Revenue Code for the applicable plan year.
     “United States” or “U.S.” means the United States of America.
     “Unreimbursed Amount” means as provided in Section 2.03(c)(i).
     “Wholly Owned” means, with respect to any direct or indirect Subsidiary of any Person, that 100% of the Capital Stock with ordinary voting power issued by such Subsidiary (other than directors’ qualifying shares and investments by foreign nationals mandated by applicable Law) is beneficially owned, directly or indirectly, by such Person.

     1.02 Interpretive Provisions.
     With reference to this Credit Agreement and each other Credit Document, unless otherwise provided herein or in such other Credit Document:
     (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.
(b) (i) The words “herein”, “hereto”, “hereof” and “hereunder” and words of similar import when used in any Credit Document shall refer to such Credit Document as a whole and not to any particular provision thereof.
     (ii) Unless otherwise provided or required by context, Article, Section, Exhibit and Schedule references are to the Credit Document in which such reference appears.
     (iii) The term “including” is by way of example and not limitation.
     (iv) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.
     (c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.
     (d) Section headings herein and in the other Credit Documents are included for convenience of reference only and shall not affect the interpretation of this Credit Agreement or any other Credit Document.
     1.03 Accounting Terms.
     (a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Credit Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the audited financial statements for the fiscal year ended December 31, 2008, except as otherwise specifically prescribed herein.
     (b) The Borrower will provide a written summary of material changes in GAAP or in the consistent application thereof with each annual and quarterly Compliance Certificate delivered in accordance with Section 6.01(c). If at any time any change in GAAP or in the consistent application thereof would affect the computation of any financial ratio or requirement set forth in any Credit Document, and either the Borrower or the Required Lenders shall object in writing to determining compliance based on such change, then such computations shall continue to be made on a basis consistent with the most recent financial statements delivered pursuant to Section 6.01(a) or (b) as to which no such objection has been made.
     1.04 Rounding.
Any financial ratios required to be maintained by the Borrower pursuant to this Credit Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
     1.05 References to Agreements and Laws.
     Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Credit Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Credit Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.
     1.06 Times of Day.
     Unless otherwise provided, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
     1.07 Letter of Credit Amounts.
     Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
ARTICLE II
COMMITMENTS AND EXTENSIONS OF CREDIT
     2.01 Commitments.
     Subject to the terms and conditions set forth herein:

     (a) Revolving Loans. During the Commitment Period, each Lender severally agrees to make revolving credit loans (the “Revolving Loans”) to the Borrower on any Business Day; provided that after giving effect to any such Revolving Loan, (i) with regard to the Lenders collectively, the aggregate principal amount of Revolving Obligations shall not exceed FIVE HUNDRED FIFTY MILLION DOLLARS ($550,000,000) (as such amount may be increased or decreased in accordance with the provisions hereof, the “Aggregate Revolving Committed Amount”), and (ii) with regard to each Lender individually, such Lender’s Revolving Commitment Percentage of Revolving Obligations shall not exceed its respective Revolving Committed Amount. Revolving Loans may consist of Base Rate Loans, Eurodollar Rate Loans, or a combination thereof, as the Borrower may request, and may be repaid and reborrowed in accordance with the provisions hereof.
     (b) Letters of Credit. During the Commitment Period, (i) the L/C Issuer, in reliance upon the commitments of the Lenders set forth herein, agrees (A) to issue Letters of Credit for the account of the Borrower or any member of the Consolidated Group on any Business Day, (B) to amend or renew Letters of Credit previously issued hereunder, and (C) to honor drafts under Letters of Credit; and (ii) the Lenders severally agree to purchase from the L/C Issuer a participation interest in the Existing Letters of Credit and Letters of Credit issued hereunder in an amount equal to such Lender’s Revolving Commitment Percentage thereof; provided that (A) the aggregate principal amount of L/C Obligations shall not exceed SIXTY MILLION DOLLARS ($60,000,000) (as such amount may be increased or decreased in accordance with the provisions hereof, the “L/C Committed Amount”), (B) with regard to the Lenders collectively, the aggregate principal amount of Revolving Obligations shall not exceed the Aggregate Revolving Committed Amount, and (C) with regard to each Lender individually, such Lender’s Revolving Commitment Percentage of Revolving Obligations shall not exceed its respective Revolving Committed Amount. Subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. Existing Letters of Credit shall be deemed to have been issued hereunder and shall be subject to and governed by the terms and conditions hereof.
     (c) Swing Line Loans. During the Commitment Period, the Swing Line Lender agrees, subject to the terms and conditions set forth herein and in reliance upon the agreements of the other Lenders set forth herein, to make revolving credit loans (the “Swing Line Loans”) to the Borrower on any Business Day; provided that (i) the aggregate principal amount of Swing Line Loans shall not exceed SIXTY MILLION DOLLARS ($60,000,000) (as such amount may be increased or decreased in accordance with the provisions hereof, the “Swing Line Committed Amount”), (ii) with respect to the Lenders collectively, the aggregate principal amount of Revolving Obligations shall not exceed the Aggregate Revolving Committed Amount, (iii) with regard to each Lender individually, such Lender’s Revolving Commitment Percentage of Revolving Obligations shall not exceed its respective Revolving Committed Amount, and (iv) the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Swing Line Loans shall be comprised solely of Loans bearing interest based on the Daily Floating Eurodollar Rate, or the Base Rate, as provided in Section 2.08(a)(iii), and may be repaid and reborrowed in accordance with the provisions hereof. Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a participation interest in such Swing Line Loan in an amount equal to the product of such Lender’s Revolving Commitment Percentage thereof. No Swing Line Loan shall remain outstanding for longer than ten (10) days.
     2.02 Borrowings, Conversions and Continuations.
     (a) Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 1:00 p.m. (i) with respect to Eurodollar Rate Loans, three (3) Business Days prior to, or (ii) with respect to Base Rate Loans, on the requested date of, the requested date of any Borrowing, conversion or continuation. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Except as provided in Sections 2.03(c) and 2.04(b), each Borrowing, conversion or continuation shall be in a principal amount of (i) with respect to Eurodollar Rate Loans, $2 million or a whole multiple of $1 million in excess thereof or (ii) with respect to Base Rate Loans, $500,000 or a whole multiple of $100,000 in excess thereof. Each Loan Notice (whether telephonic or written) shall specify (i) whether such request is for a Borrowing, conversion, or continuation, (ii) the requested date of such Borrowing, conversion or continuation (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed, converted or continued, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any Loan Notice, but fails to specify an Interest Period, the Interest Period will be deemed to be one (1) month.
     (b) Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Revolving Commitment Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection. In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 3:00 p.m. on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Extension of Credit, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date the Loan

Notice with respect to such Borrowing is given by the Borrower, there are Swing Line Loans or L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such L/C Borrowings, second, to the payment in full of any such Swing Line Loans, and third, to the Borrower as provided above.
     (c) Except as otherwise provided herein, without the consent of the Required Lenders, (i) a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan and (ii) any conversion into, or continuation as, a Eurodollar Rate Loan may be made only if the conditions to Extensions of Credit in Section 4.02 have been satisfied. During the existence of a Default or Event of Default, (i) no Loan may be requested as, converted to or continued as a Eurodollar Rate Loan and (ii) at the request of the Required Lenders, any outstanding Eurodollar Rate Loan shall be converted immediately to a Base Rate Loan.
     (d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. The determination of the Eurodollar Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in the Prime Rate used in determining the Base Rate promptly following the public announcement of such change.
     (e) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than nine (9) Interest Periods in effect with respect to Revolving Loans.
     2.03 Additional Provisions with respect to Letters of Credit.
     (a) Obligation to Issue or Amend.
     (i) The L/C Issuer shall be under no obligation to issue any Letter of Credit if:
     (A) the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer; or
     (B) such Letter of Credit is in an initial amount less than $500,000 or is to be denominated in a currency other than Dollars.
     (ii) The L/C Issuer shall not issue any Letter of Credit if:
     (A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense that was not applicable on the Closing Date and that the L/C Issuer in good faith deems material to it;
     (B) the expiry date of such requested Letter of Credit would occur more than twelve (12) months after the date of issuance or last renewal, unless the Required Lenders have approved such expiry date;
     (C) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date;
     (D) one or more applicable conditions contained in Section 4.02 shall not then be satisfied and the L/C Issuer shall have received written notice thereof from any Lender or any Credit Party at least one (1) Business Day prior to the requested date of issuance of such Letter of Credit;
     (E) the Revolving Commitments have been terminated pursuant to Section 7.01;
     (F) any Lender is at such time an Impacted Lender or a Defaulting Lender, whether on account of a failure to fund its obligations under Section 2.03(c) or otherwise, unless such Lender or the Borrower shall have provided Adequate Assurance; or
     (G) such Letter of Credit is to be denominated in a currency other than Dollars;
     (iii) The L/C Issuer shall be under no obligation to amend any Letter of Credit if:
     (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof; or
     (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.
     (iv) The L/C Issuer shall not amend any Letter of Credit if:
     (A) one or more applicable conditions contained in Section 4.02 shall not then be satisfied and the L/C Issuer shall have received written notice thereof from any Lender or any Credit Party at least one (1) Business Day prior to the requested date of amendment of such Letter of Credit; or

     (B) the Revolving Commitments have been terminated pursuant to Section 7.01.
     (b) Procedures for Issuance and Amendment.
     (i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two (2) Business Days (or such later date and time as the L/C Issuer may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may require. Additionally, the Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may reasonably require.
     (ii) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Upon receipt by the L/C Issuer of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Revolving Commitment Percentage of such Letter of Credit.

     (iii) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.
     (c) Drawings and Reimbursements; Funding of Participations.
     (i) Upon any drawing under any Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof. Not later than 11:00 a.m. on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Revolving Commitment Percentage thereof. In such event, the Borrower shall be deemed to have requested a Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, the amount of the unutilized portion of the Aggregate Revolving Commitments or the conditions set forth in Section 4.02. Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
     (ii) Each Lender (including the Lender acting as L/C Issuer) shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Revolving Commitment Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Revolving Loan that is a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer.
     (iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Base Rate Loans for any reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

     (iv) Until each Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Revolving Commitment Percentage of such amount shall be solely for the account of the L/C Issuer.
     (v) Each Lender’s obligation to make Revolving Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right that such Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default or Event of Default, (C) non-compliance with the conditions set forth in Section 4.02, or (D) any other occurrence, event or condition, whether or not similar to any of the foregoing. No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.
     (vi) If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the Federal Funds Rate from time to time in effect. A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.
     (d) Repayment of Participations.
     (i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Revolving Commitment Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.
     (ii) If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 9.06 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Revolving Commitment Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.
     (e) Obligations Absolute. The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Credit Agreement under all circumstances, including the following:
     (i) any lack of validity or enforceability of such Letter of Credit, this Credit Agreement, or any other agreement or instrument relating thereto;
     (ii) the existence of any claim, counterclaim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Credit Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
     (iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
     (iv) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or
     (v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower.
     The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.
     (f) Role of L/C Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower that the Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason.
     (g) Cash Collateral. (i) If the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any Letter of Credit may for any reason remain outstanding and partially or wholly undrawn, the Borrower shall immediately provide Cash Collateral in the then Outstanding Amount of all L/C Obligations (in an amount equal to such Outstanding Amount determined as of the date of such L/C Borrowing or the Letter of Credit Expiration Date, as the case may be). The Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked deposit accounts at Bank of America.
     (h) Applicability of ISP. Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), the rules of the ISP shall apply to each standby Letter of Credit.
     (i) Letter of Credit Fees. The Borrower shall pay Letter of Credit fees as set forth in Section 2.09.

     (j) Conflict with Letter of Credit Application. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.
     (k) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.
     2.04 Additional Provisions with respect to Swing Line Loans.
     (a) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone; provided, however, that the Swing Line Lender shall not be under any obligation to make a Swing Line Loan if any Lender is at such time an Impacted Lender or a Defaulting Lender, whether on account of a failure to fund its obligations under Section 2.04(b)(ii) or otherwise, unless such Lender or the Borrower shall have provided Adequate Assurance. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 2:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Promptly after receipt by the Swing Line Lender of any telephonic Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in this Article II, or (B) that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Loan Notice, make the amount of its Swing Line Loan available to the Borrower by crediting the account of the Borrower on the books of the Swing Line Lender in immediately available funds.
     (b) Refinancing.
     (i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Lender make a Revolving Loan that is a Base Rate Loan in an amount equal to such Lender’s Revolving Commitment Percentage of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, the unutilized portion of the Aggregate Revolving Commitments or the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Borrower with a copy of the applicable Loan Notice promptly after delivering such notice to the Administrative Agent. Each Lender shall make an amount equal to its Revolving Commitment Percentage of the amount specified in such Loan Notice available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Loan Notice, whereupon, subject to Section 2.04(b)(ii), each Lender that so makes funds available shall be deemed to have made a Revolving Loan that is a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.
     (ii) If for any reason any Swing Line Loan cannot be refinanced by such a Borrowing of Revolving Loans in accordance with Section 2.04(b)(i), the request for Revolving Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(b)(i) shall be deemed payment in respect of such participation.
     (iii) If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(b) by the time specified in Section 2.04(b)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the Federal Funds Rate from time to time in effect. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.
     (iv) Each Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(b) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right that such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or Event of Default, (C) non-compliance with the conditions set forth in Section 4.02, or (D) any other occurrence, event or condition, whether or not similar to any of the foregoing. No such purchase or funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

     (c) Repayment of Participations.
     (i) At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Revolving Commitment Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.
     (ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 9.06 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Revolving Commitment Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender.
     (d) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Lender funds its Revolving Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Revolving Commitment Percentage of any Swing Line Loan, interest in respect thereof shall be solely for the account of the Swing Line Lender.
     (e) Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.
     2.05 Repayment of Loans.
     (a) Revolving Loans. The Borrower shall repay to the Lenders on the Revolving Termination Date the aggregate principal amount of Revolving Loans outstanding on such date.
     (b) Swing Line Loans. The Borrower shall repay each Swing Line Loan on the earliest to occur of (i) the date of demand for repayment by the Swing Line Lender, (ii) the date ten (10) days after such Loan is made and (iii) the Revolving Termination Date.
     2.06 Prepayments.
     (a) Voluntary Prepayments. The Loans (subject to clauses (b) and (c) below) may be repaid in whole or in part without premium or penalty (except, in the case of Loans other than Base Rate Loans, amounts payable pursuant to Section 3.05); provided that:
     (i) in the case of Loans other than Swing Line Loans, (A) notice thereof must be received by 1:00 p.m. by the Administrative Agent at least two (2) Business Days prior to the date of prepayment, in the case of Eurodollar Rate Loans, and on the Business

Day prior to the date of prepayment, in the case of Base Rate Loans, (B) any such prepayment shall be in the same minimum amounts as provided for Borrowings in Section 2.02(a), or, in each case, the entire remaining principal amount thereof, if less; and
     (ii) in the case of Swing Line Loans, (A) notice thereof must be received by the Swing Line Lender by 1:00 p.m. on the date of prepayment (with a copy to the Administrative Agent), and (B) any such prepayment shall be in the same minimum principal amounts as for advances thereof (or any lesser amount that may be acceptable to the Swingline Lender).
Each such notice of voluntary repayment hereunder shall be irrevocable and shall specify the date and amount of prepayment and the Loans and Types of Loans which are to be prepaid. The Administrative Agent will give prompt notice to the applicable Lenders of any prepayment on the Loans and the Lender’s interest therein. Prepayments of Eurodollar Rate Loans hereunder shall be accompanied by accrued interest thereon and breakage amounts, if any, under Section 3.05.
     (b) Mandatory Prepayments on Revolving Obligations. If at any time (i) the aggregate principal amount of Revolving Obligations shall exceed the Aggregate Revolving Committed Amount, (ii) the aggregate principal amount of L/C Obligations shall exceed the L/C Committed Amount or (iii) the aggregate principal amount of Swing Line Loans shall exceed the Swing Line Committed Amount, immediate prepayment will be made on the Revolving Loans and/or to provide Cash Collateral to the L/C Obligations in an amount equal to such excess; provided, however, that Cash Collateral will not be provided to the L/C Obligations hereunder until the Revolving Loans and Swing Line Loans have been paid to or below the Aggregate Revolving Committed Amount or the Swing Line Committed Amount, as the case may be.
     (c) Application. Within each Loan, prepayments will be applied first to Base Rate Loans, then ratably to Eurodollar Rate Loans. In addition:
     (i) Voluntary Prepayments. Voluntary prepayments shall be applied as specified by the Borrower. Voluntary prepayments on the Revolving Obligations will be paid by the Administrative Agent to the Lenders ratably in accordance with their respective interests therein (except for Defaulting Lenders where their share will be held as provided in Section 2.14(a) hereof).
     (ii) Mandatory Prepayments. Mandatory prepayments on Revolving Obligations under Section 2.06(b) will be paid by the Administrative Agent to the Lenders ratably in accordance with their respective interests therein (except for Defaulting Lenders where their share will be held as provided in Section 2.14(a) hereof), or to the respective Revolving Obligations, as appropriate.

     2.07 Termination or Reduction of Commitments.
     The Revolving Commitments hereunder may be permanently reduced in whole or in part by notice from the Borrower to the Administrative Agent; provided that (i) any such notice thereof must be received by 11:00 a.m. at least five (5) Business Days prior to the date of reduction or termination and any such prepayment shall be in a minimum principal amount of $5 million and integral multiples of $1 million in excess thereof; and (ii) the Revolving Commitments may not be reduced to an amount less than the Revolving Obligations then outstanding. The Administrative Agent will give prompt notice to the Lenders of any such reduction in Commitments. Any reduction of the Aggregate Revolving Commitments shall be applied to the Revolving Commitment of each Lender according to its Revolving Commitment Percentage thereof. All commitment or other fees accrued until the effective date of any termination of the Aggregate Revolving Commitments shall be paid on the effective date of such termination.
     2.08 Interest.
     (a) Subject to the provisions of clause (b) below, (i) each Revolving Loan that is a Eurodollar Rate Loan (other than Swing Line Loans) shall bear interest on the outstanding principal amount thereof for the Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Percentage; (ii) each Revolving Loan that is a Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Percentage; (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Daily Floating Eurodollar Rate plus the Applicable Percentage, or if the Daily Floating Eurodollar Rate is not available, then the Base Rate plus the Applicable Percentage.
     (b) (i) If any amount payable by the Borrower under any Credit Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Law.
     (ii) After the occurrence and during the continuance of an Event of Default under Section 7.01(g) or (h), the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Law.
     (iii) After the occurrence and during the continuance of an Event of Default other than under Section 7.01(g) or (h), upon the request of the Required Lenders, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Law.

     (iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
     (c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
     2.09 Fees.
     (a) Facility Fee. From and after the Closing Date, the Borrower agrees to pay the Administrative Agent for the ratable benefit of the Lenders (other than a Defaulting Lender which shall be dealt with as provided in Section 2.14(a) hereof) a commitment fee (the “Facility Fee”) for each calendar quarter, prorated for partial quarters, in an amount equal to the Applicable Percentage multiplied by the actual daily amount of the Aggregate Revolving Commitments (or if the Aggregate Revolving Commitments shall have expired or been terminated, on the Outstanding Amount of the Revolving Obligations), regardless of usage. The Facility Fee shall accrue at all times during the Commitment Period (and thereafter so long as Revolving Obligations shall remain outstanding), including periods during which the conditions to Extensions of Credit in Section 4.02 may not be met, and shall be payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Revolving Termination Date (and, if applicable, thereafter on demand). The Administrative Agent shall distribute the Facility Fee to the Lenders pro rata in accordance with the respective Revolving Commitments of the Lenders.
     (b) Upfront and Other Fees. The Borrower agrees to pay to the Administrative Agent for the benefit of the Lenders the upfront and other fees provided in the Administrative Agent’s Fee Letter.
     (c) Letter of Credit Fees.
     (i) Letter of Credit Fee. In consideration of the L/C Commitment hereunder, the Borrower agrees to pay to the Administrative Agent for the ratable benefit of the Lenders (other than a Defaulting Lender which shall be dealt with as provided in Section 2.14(a) hereof) a fee (the “Letter of Credit Fee”) equal to the Applicable Percentage per annum times the daily maximum amount available to be drawn under each such Letter of Credit (whether or not such maximum amount is then in effect under such Letters of Credit) from the date of issuance to the date of expiration. The Letter of Credit Fee shall be computed on a quarterly basis in arrears and shall be payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing on the first such date to occur after the Closing Date, and on the Letter of Credit Expiration Date (and, if applicable, thereafter on demand.
     (ii) L/C Issuer Fees. In addition to the Letter of Credit Fee, the Borrower agrees to pay to the L/C Issuer for its own account without sharing by the other Lenders

(A) a fronting fee (the “L/C Fronting Fee”) of 0.125% per annum on the daily maximum amount available to be drawn under Letters of Credit issued by it from the date of issuance to the date of expiration, and (B) customary issuance, presentation, amendment and other processing fees, and other standard costs and charges , of the L/C Issuer (“L/C Customary Charges”; together with the L/C Fronting Fee, the “L/C Issuer Fees”) with respect to the issuance, amendment, transfer, administration, cancellation and conversion of, and drawings under, such Letters of Credit. The L/C Fronting Fee shall be due and payable in arrears on the Business Day immediately following the last Business Day of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. The L/C Customary Charges are due and payable on demand and are nonrefundable. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07.
     (d) Administrative Agent’s Fees. The Borrower agrees to pay the Administrative Agent such fees as provided in the Administrative Agent’s Fee Letter or as may be otherwise agreed by the Administrative Agent and the Borrower from time to time.
     (e) Other Fees.
     (i) The Borrower shall pay to BAS and the Administrative Agent for their own respective account fees in the amounts and at the times specified in the Administrative Agent’s Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
     (ii) The Borrower shall pay to Calyon Securities for its own account fees in the amounts and at the times specified in the fee letter between Calyon Securities and the Borrower. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
     (iii) The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
     2.10 Computation of Interest and Fees.
     All computations of interest for Base Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.11(a), bear interest for one day.

     2.11 Payments Generally; Administrative Agent’s Clawback.
     (a) All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or set-off. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Revolving Commitment Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the immediately succeeding Business Day and any applicable interest or fee shall continue to accrue.
     (b) Subject to the definition of “Interest Period,” if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
(c) (i) Funding by Lenders; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent. A notice from the Administrative Agent of amounts owing under this subsection shall be conclusive absent manifest error.
     (ii) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. A notice from the Administrative Agent of amounts owing under this subsection shall be conclusive absent manifest error.
     (d) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Extension of Credit set forth in Section 4.02 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
     (e) The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Sections 9.04 and 9.05(b) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 9.04 or 9.05(b) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Sections 9.04 and 9.05(b).
     (f) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
     (g) If at any time insufficient funds are received by or are available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward costs and expenses (including Attorney Costs and amounts payable under Article III) incurred by the Administrative Agent and each Lender, (ii) second, toward repayment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (iii) third, toward repayment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.
     2.12 Sharing of Payments.
     If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:
     (i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
     (ii) the provisions of this Section shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Credit Agreement, (B) any amounts applied by the Swing Line Lender to outstanding Swing Line Loans, (C) any amounts applied to L/C Obligations by the L/C Issuer or Swing Line Loans by the Swing Line Lender, as appropriate, from cash collateral or other Adequate Assurance provided under Section 2.14(c), or (D) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).
The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 9.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Credit Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

     2.13 Evidence of Debt.
     (a) The Extensions of Credit made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Extensions of Credit made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. The Borrower shall execute and deliver to the Administrative Agent a Note for each Lender that requests a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.
     (b) In addition to the accounts and records referred to in clause (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.
     2.14 Defaulting and Impacted Lenders.
     (a) Defaulting Lenders. Notwithstanding anything contained herein to the contrary, in the case of a Defaulting Lender:
     (i) the L/C Issuer may require the Borrower or Defaulting Lender to provide Adequate Assurance, which may include cash collateral, for the Defaulting Lender’s share of the L/C Obligations as a condition to the issuance or extension of Letters of Credit, as referenced in Section 2.03(a)(ii)(F) and as provided in Section 2.14(c) hereof;
     (ii) the Swing Line Lender may require the Borrower or Defaulting Lender to provide Adequate Assurance, which may include cash collateral, for the Defaulting Lender’s share of the L/C Obligations as a condition to the making or extension of Swing Line Loans, as referenced in Section 2.04(a) and as provided in Section 2.14(c) hereof;
     (iii) the Defaulting Lender may be replaced as provided in Section 9.15;
     (iv) all payments of principal, interest, fees and other amounts owing to a Defaulting Lender will be paid into an account or subaccount with the Administrative Agent for the benefit of the Defaulting Lender (collectively, the “Defaulting Lender Account”) and held to secure the Defaulting Lender’s obligations hereunder. Amounts held in the Defaulting Lender Account will be used, first, to reimburse the Administrative Agent for the Defaulting Lender’s share of fees and expenses, second, as cash collateral for the Defaulting Lender’s share of outstanding L/C Obligations and Swing Line Loans, third, to fund the Defaulting Lender’s share of Revolving Loan advances, fourth, as cash collateral for the Defaulting Lender’s unfunded share the of Revolving Commitments. Any amounts remaining in the Defaulting Lender Account after payment in full of the Defaulting Lender’s obligations and termination of the commitments under this Credit Agreement and the other Credit Documents will be paid over to the Defaulting Lender; and
     (v) the Defaulting Lender shall not be entitled to vote except as expressly provided in the last proviso of Section 9.01 or receive a commitment fee, facility fee or letter of credit fee hereunder for so long as it shall be a Defaulting Lender.
     (b) Impacted Lenders. Notwithstanding anything contained herein to the contrary, in the case of a Impacted Lender:
     (i) the L/C Issuer may require the Borrower or Impacted Lender to provide Adequate Assurance, which may include cash collateral, for the Impacted Lender’s share of the L/C Obligations as a condition to the issuance or extension of Letters of Credit, as referenced in Section 2.03(a)(ii)(F) and as provided in Section 2.14(c);
     (ii) the Swing Line Lender may require the Borrower or Impacted Lender to provide Adequate Assurance, which may include cash collateral, for the Impacted Lender’s share of the L/C Obligations as a condition to the making or extension of Swing Line Loans, as referenced in Section 2.04(a) and as provided in Section 2.14(c); and
     (iii) the Impacted Lender may be replaced as provided in Section 9.15.
     (c) Provision of Cash Collateral and Adequate Assurance. Where cash collateral or other Adequate Assurance is provided in respect of the obligations of a Defaulting Lender or a Impacted Lender, the cash collateral will be held in a blocked non-interest bearing deposit account with the L/C Issuer or Swing Line Lender, as appropriate, to secure the obligations of the Defaulting Lender or Impacted Lender to the L/C Issuer or Swing Line Lender, as appropriate, and the Borrower, the Defaulting Lender, the Impacted Lender or other party providing the cash collateral or other Adequate Assurance pledges and grants a security interest therein to the L/C Issuer or Swing Line Lender, as appropriate, and the pledgor will provide, promptly on request, a deposit account control agreement in form and substance satisfactory to the L/C Issuer or Swing Line Lender, as appropriate.

ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY
     3.01 Taxes.
     (a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. (i) Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Credit Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes. If, however, applicable Laws require the Borrower or the Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by the Borrower or the Administrative Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.
     (ii) If the Borrower or the Administrative Agent shall be required by the Internal Revenue Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Internal Revenue Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.
     (b) Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Laws.
     (c) Tax Indemnifications. (i) Without limiting the provisions of subsection (a) or (b) above, the Borrower shall, and does hereby, indemnify the Administrative Agent, each Lender and the L/C Issuer, and shall make payment in respect thereof within fifteen (15) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by the Borrower or the Administrative Agent or paid by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The Borrower shall also, and does hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within ten (10) days after demand therefor, for any amount which a Lender or the L/C Issuer for any reason fails to pay indefeasibly to the Administrative Agent as required by clause (ii) of this subsection. A certificate as to the amount of any such payment or liability delivered to the Borrower by a

Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.
     (ii) Without limiting the provisions of subsection (a) or (b) above, each Lender and the L/C Issuer shall, and does hereby, indemnify the Borrower and the Administrative Agent, and shall make payment in respect thereof within ten (10) days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for the Borrower or the Administrative Agent) incurred by or asserted against the Borrower or the Administrative Agent by any Governmental Authority as a result of the failure by such Lender or the L/C Issuer, as the case may be, to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender or the L/C Issuer, as the case may be, to the Borrower or the Administrative Agent pursuant to subsection (e). Each Lender and the L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the L/C Issuer, as the case may be, under this Credit Agreement or any other Credit Document against any amount due to the Administrative Agent under this clause (ii). The agreements in this clause (ii) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender or the L/C Issuer, the termination of the Aggregate Revolving Commitments and the repayment, satisfaction or discharge of all other Obligations.
     (d) Evidence of Payments. Upon request by the Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by the Borrower or the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Law to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.
     (e) Status of Lenders; Tax Documentation. (i) Each Lender shall deliver to the Borrower and to the Administrative Agent, at the time or times prescribed by applicable Laws or when reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrower or the Administrative Agent, as the case may be, to determine (A) whether or not payments made hereunder or under any other Credit Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by the Borrower pursuant to this Credit Agreement or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction.
     (ii) Without limiting the generality of the foregoing, if the Borrower is resident for tax purposes in the United States,

     (A) any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code shall deliver to the Borrower and the Administrative Agent executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements; and
     (B) each Foreign Lender that is entitled under the Internal Revenue Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Credit Document shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:
     (I) executed originals of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,
     (II) executed originals of Internal Revenue Service Form W-8ECI,
     (III) executed originals of Internal Revenue Service Form W-8IMY and all required supporting documentation,
     (IV) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Internal Revenue Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Internal Revenue Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Internal Revenue Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Internal Revenue Code and (y) executed originals of Internal Revenue Service Form W-8BEN, or
     (V) executed originals of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States Federal withholding tax together with such supplementary documentation as may be prescribed by applicable Laws to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

     (iii) Each Lender shall promptly (A) notify the Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that the Borrower or the Administrative Agent make any withholding or deduction for taxes from amounts payable to such Lender.
     (f) Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the L/C Issuer, or have any obligation to pay to any Lender or the L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the L/C Issuer, as the case may be. If the Administrative Agent, any Lender or the L/C Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses incurred by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, such Lender or the L/C Issuer, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the L/C Issuer in the event the Administrative Agent, such Lender or the L/C Issuer is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent, any Lender or the L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.
     3.02 Illegality.
     If any Lender determines, upon advice of counsel, that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Base Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, from the date of such notice to the date such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist:
     (i) any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended and the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay such Eurodollar Loans or convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (with the Base Rate determined other than by reference to the

Eurodollar Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans or Base Rate Loan; and
     (ii) if such notice relates to the unlawfulness or asserted unlawfulness of charging interest based on the Eurodollar Base Rate, then all Base Rate Loans shall accrue interest at a Base Rate determined without reference to the Eurodollar Rate.
Notwithstanding the foregoing and despite the illegality for such a Lender to make, maintain or fund Eurodollar Rate Loans or Base Rate Loans as to which the interest rate is determined by reference to the Eurodollar Base Rate, that Lender shall remain committed to make Base Rate Loans and shall be entitled to recover interest thereon based on the Base Rate (determined other than by reference to the Eurodollar Base Rate). Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.
     3.03 Inability to Determine Rates.
     If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or (c) the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans and Base Rate Loans as to which the interest rate is determined by reference to the Eurodollar Base Rate shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Loans that are Base Rate Loans (with the Base Rate determined other than by reference to the Eurodollar Base Rate) in the amount specified therein.
     3.04 Increased Cost; Capital Adequacy.
     (a) Increased Costs Generally. If any Change in Law shall:
     (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate) or the L/C Issuer;
     (ii) subject any Lender or the L/C Issuer to any tax of any kind whatsoever with respect to this Credit Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender or the L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the L/C Issuer); or
     (iii) impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Credit Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.
     (b) Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Credit Agreement, the Revolving Commitment of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.
     (c) Certificates for Reimbursement. A duly executed certificate of a Lender or the L/C Issuer setting forth in reasonable detail the calculation of the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in clause (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within thirty (30) days after receipt thereof.
     (d) Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
     3.05 Compensation for Losses.
     Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:
     (a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
     (b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower;
     (c) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 9.15; or
     (d) an assignment by Bank of America as part of the primary syndication of the Revolving Commitments and Revolving Loans during the one hundred and eighty (180)-day period immediately following the Closing Date, provided that Bank of America agrees to use reasonable efforts to reduce the breakage costs payable by the Borrower in connection therewith (including, without limitation, to the extent reasonably practical, closing such assignments at the end of Interest Periods of outstanding Eurodollar Rate Loans);
including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.
     For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Base Rate used in determining the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

     3.06 Mitigation Obligations; Replacement of Lenders.
     (a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
     (b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 9.15.
     3.07 Survival Losses.
     All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Revolving Commitments, repayment of all other Obligations hereunder and resignation of the Administrative Agent.
ARTICLE IV
CONDITIONS PRECEDENT TO EXTENSIONS OF CREDIT
     4.01 Conditions to Initial Extensions of Credit.
     The obligation of the Lenders to make initial Extensions of Credit hereunder is subject to the satisfaction of such of the following conditions in all material respects on or prior to the Closing Date as shall not have been expressly waived in accordance with Section 9.01, with each delivery item set forth below in form and substance satisfactory to the Administrative Agent and each of the Lenders:
     (a) The Administrative Agent shall have received multiple counterparts hereof signed by each of the parties hereto;
     (b) The Administrative Agent shall have received a duly executed Note for the account of each Lender that requests a Note;

     (c) The Administrative Agent and each Lender shall have received legal opinions of counsel to the Borrower, in form and substance satisfactory to the Administrative Agent and the Lenders;
     (d) The Administrative Agent shall have received all documents it may reasonably request relating to the existence of the Borrower, the corporate authority for and the validity of each of the Credit Documents, and any other matters relevant hereto, all in form and substance satisfactory to the Administrative Agent;
     (e) The Administrative Agent shall have received the applicable Loan Notice relating to such Extension of Credit;
     (f) No Default shall have occurred and be continuing immediately before the making of such Extension of Credit and no Default shall exist immediately thereafter;
     (g) The representations and warranties of the Borrower made in or pursuant to the Credit Documents to which it is a party shall be true in all material respects as of the date of the making of such Extension of Credit;
     (h) The Administrative Agent shall have received a certificate of the Borrower, signed on behalf of Borrower by the Borrower’s chief executive officer or chief financial officer, confirming to the knowledge of such officer that as of such date (i) the representations and warranties in Article V hereof are true and correct in all material respects, and (ii) no Default or Event of Default has occurred and is continuing.
     (i) The Administrative Agent and the Lenders shall have been paid all fees due and payable in connection herewith (including fees and expenses of counsel).
     The certificates and opinions referred to in this Section shall be dated not earlier than the date hereof and not later than the date of such initial Extensions of Credit.
     Without limiting the generality of the provisions of the last paragraph of Section 8.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Credit Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
     4.02 Conditions to Extensions of Credit.
     The obligation of any Lender to make any Extension of Credit hereunder subsequent to the initial Extension of Credit is subject to the satisfaction of such of the following conditions on or prior to the proposed date of the making of such Extension of Credit:

     (a) The Administrative Agent shall receive the applicable Request for Extension of Credit;
     (b) No Default or Event of Default shall have occurred and be continuing immediately before the making of such Extension of Credit and no Default or Event of Default shall exist immediately thereafter;
     (c) The representations and warranties of the Borrower made in or pursuant to the Credit Documents shall be true in all material respects on and as of the date of such Extension of Credit;
     (d) Immediately following the making of such Extension of Credit the outstanding principal balance of the Revolving Obligations shall not exceed the Aggregate Revolving Commitments.
The making of such Extension of Credit hereunder shall be deemed to be a representation and warranty by the Borrower on the date thereof as to the facts specified in clauses (b), (c), and (d) of this Section.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
     The Borrower represents and warrants that:
     5.01 Corporate Existence and Power.
     The Borrower and each of its Material Subsidiaries is a corporation, partnership or limited liability company duly organized or formed, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all organizational powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and is duly qualified as a foreign entity and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, other than in such jurisdictions where the failure to be so qualified and in good standing would not, in the aggregate, have a Material Adverse Effect.
     5.02 Corporate and Governmental Authorization; No Contravention.
     The execution and delivery by the Borrower of the Credit Documents and the performance by the Borrower of its obligations thereunder are within the corporate power of the Borrower, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official (except for any such action or filing that has been taken and is in full force and effect) and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the Organization Documents of the Borrower or of any material agreement, judgment, injunction, order, decree or other material instrument binding upon the Borrower or result in the creation or imposition of any Lien on any asset of the Borrower other than Liens created pursuant to the Credit Documents.
     5.03 Binding Effect.
     The Credit Documents constitute valid and binding agreements of the Borrower, enforceable against the Borrower in accordance with their terms.
     5.04 Litigation.
     Except as set forth on Schedule 5.04 attached hereto, there is no action, suit, proceeding or, to the knowledge of the Borrower, investigation pending against, or to the knowledge of the Borrower threatened against or affecting, the Borrower or any of its Material Subsidiaries before any court or arbitrator or any governmental body, agency or official that would reasonably be expected to have a Material Adverse Effect.
     5.05 Compliance with ERISA.
     (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the IRS or an application for such a letter is currently pending before the IRS with respect thereto and, to the best knowledge of the Borrower, nothing has occurred that would prevent, or cause the loss of, such qualification. The Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Internal Revenue Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Internal Revenue Code has been made with respect to any Plan.
     (b) There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could be reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or, to the best knowledge of the Borrower, violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.
     (c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred that, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could reasonably be expected to be subject to Sections 4069 or 4212(c) of ERISA.

     5.06 Environmental Matters.
     Except as set forth on Schedule 5.06 hereto:
     (a) No written notice, notification, demand, request for information, citation, summons, complaint or order has been received by the Borrower and to the knowledge of the Borrower, no penalty has been assessed and no investigation or review is pending or threatened by any governmental or other entity, (i) with respect to any alleged violation of any Environmental Laws in connection with the conduct of the Borrower and relating to a Hazardous Substance or (ii) with respect to any alleged failure to have any permit, certificate, license, approval, registration or authorization required in connection with the conduct of the Borrower relating to a Hazardous Substance or (iii) with respect to any generation, treatment, storage, recycling, transportation, disposal or release (including a release as defined in 42 U.S.C. Section 9601(22)) (“Release”) of any Hazardous Substance used by the Borrower, which alleged violation, alleged failure to have any required permit, certificate, license, approval, or registration, or generation, treatment, storage, recycling, transportation, disposal or release, is reasonably likely to result in liability to the Borrower in excess of $1 million in any instance or $5 million in the aggregate.
     (b) (i) To the Borrower’s knowledge, there has been no Release of a Hazardous Substance at, on or under any property used by the Borrower or for which the Borrower or any of its Material Subsidiaries would be liable, which Release, is reasonably likely to result in liability to the Borrower in excess of $1 million in any instance or $5 million in the aggregate; (ii) to the Borrower’s knowledge, neither the Borrower nor any of its Material Subsidiaries has, other than as a generator or in a manner not regulated or prohibited under the Environmental Laws, stored or treated any “hazardous waste” (as defined in 42 U.S.C. Section 6903(5)) on any property used by the Borrower or for which the Borrower or any of its Material Subsidiaries would be liable, except for such storage or treatment which is not reasonably likely to result in liability to the Borrower or any of its Material Subsidiaries in excess of $1 million in any instance or $5 million in the aggregate; and (iii) to the Borrower’s knowledge no polychlorinated biphenyl (“PCB”) in concentrations greater than 50 parts per million, friable asbestos, or underground storage tank (in use or abandoned) is at any property used by the Borrower or for which the Borrower or any of its Material Subsidiaries would be liable, except for such PCBs, friable asbestos or underground storage tanks that are not reasonably likely to result in liability to the Borrower or any of its Material Subsidiaries in excess of $1 million in any instance or $5 million in the aggregate.
     (c) To the knowledge of the Borrower, neither the Borrower nor any of its Material Subsidiaries has transported or arranged for the transportation (directly or indirectly) of any Hazardous Substance to any location which is listed under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), on the Comprehensive Environmental Response, Compensation and Liability Information System, as amended (“CERCLIS”), or on any similar state list or which is the subject of any federal state or local enforcement action or other investigation which may lead to claims for clean-up costs, remedial work, damages to natural resources or for personal injury claims, including, but not limited to, claims under CERCLA, that are reasonably likely to result in liability to the Borrower or any of its Material Subsidiaries in excess of $1 million in any instance or $5 million in the aggregate.
     (d) No written notification of a Release of a Hazardous Substance has been filed by or on behalf of the Borrower or any of its Material Subsidiaries, which individually or in combination with other such Releases, is reasonably likely to result in liability for the Borrower or any of its Material Subsidiaries in excess of $1 million in any instance or $5 million in the aggregate.
     (e) There have been no environmental audits or similar investigations conducted by or which are in the possession of the Borrower or any of its Material Subsidiaries in relation to any property used by the Borrower or for which the Borrower or any of its Material Subsidiaries would be liable, which identify one or more environmental liabilities of the Borrower or any of its Material Subsidiaries which are reasonably likely to exceed $1 million in any instance or $5 million in the aggregate.
     5.07 Material Subsidiaries and Specified Affiliates.
     Set forth on Schedule 5.07 hereto is a complete and accurate list of all of the Material Subsidiaries of the Borrower, showing as to each such Material Subsidiary the jurisdiction of its organization, the number of shares of each class of capital stock or other equity interests outstanding and the percentage of the outstanding shares of each such class owned (directly or indirectly) by the Borrower or any other Material Subsidiary of the Borrower and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase, and similar rights. All of the outstanding capital stock or other equity interests of all of such Material Subsidiaries identified in such Schedule 5.07 as being owned by the Borrower or any of its Material Subsidiaries have been validly issued, are fully paid and nonassessable and are owned directly or indirectly by the Borrower or any of its Material Subsidiaries, as the case may be, free and clear of all Liens other than a Lien described in and permitted by Section 6.07 hereof. The Borrower may provide periodic updates of the information in Schedule 5.07, which shall be deemed modified to include the updated information.
     5.08 Not an Investment Company.
     Neither the Borrower nor any of its Material Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
     5.09 Margin Stock.
     No proceeds of any Loan will be used to purchase or carry any “margin stock” or to extend credit to others for the purpose of purchasing or carrying any “margin stock” in violation of Regulations U, T or X.

     5.10 Compliance with Laws.
     Except as set forth on Schedule 5.10 attached hereto and made a part hereof or as previously disclosed in writing to the Lenders prior to the date hereof, the Borrower and each of its Material Subsidiaries is in compliance in all material respects with all applicable laws, rules and regulations (including, without limitation, Environmental Laws), and is not in violation of, or in default under, any term or provision of any charter, bylaw, mortgage, indenture, agreement, instrument, statute, rule, regulation, judgment, decree, order, writ or injunction applicable to it, except for any such non-compliance, violation, default or failure to comply which would not reasonably be expected to have a Material Adverse Effect.
     5.11 Absence of Liens.
     There are no Liens of any nature whatsoever on any properties or assets of the Borrower or any of its Material Subsidiaries, except as otherwise permitted under Section 6.07 hereof.
     5.12 Indebtedness.
     Other than as set forth on Schedule 5.12 hereto, there is no material Indebtedness of the Borrower and its Material Subsidiaries outstanding as of the date hereof. The Borrower may provide periodic updates of the information in Schedule 5.12, which shall be deemed modified to include the updated information.
     5.13 Contingent Liabilities.
     As of the Closing Date, other than as set forth on Schedule 5.13 there are no material contingent liabilities (other than contingent liabilities that constitute Funded Debt and material contingent liabilities arising out of customary indemnifications given by the Borrower or its Material Subsidiaries to its officers and directors, its underwriters or its lenders) of the Borrower or its Material Subsidiaries as of the date hereof. The Borrower may provide periodic updates of the information in Schedule 5.13, which shall be deemed modified to include the updated information.
     5.14 Investments.
     Set forth on Schedule 5.14 is a complete and accurate list, in all material respects, as of the date hereof of all Investments by the Borrower or any of its Material Subsidiaries in any Person, other than investments by the Borrower or any of its Material Subsidiaries in a Subsidiary or Specified Affiliate. The Borrower may provide periodic updates of the information in Schedule 5.14, which shall be deemed modified to include the updated information.

     5.15 Solvency.
     The Borrower is Solvent after giving effect to the transactions contemplated by the Credit Documents.
     5.16 Taxes.
     The Borrower and its Material Subsidiaries have filed, or caused to be filed, all tax returns (federal, state, local and foreign) required to be filed and paid all amounts of taxes shown thereon to be due (including interest and penalties) and have paid all other taxes, fees, assessments and other governmental charges owing by them, except for such taxes (i) which are not yet delinquent or (ii) as are being contested in good faith and by proper proceedings, and against which adequate reserves are being maintained in accordance with GAAP. The Borrower is not aware of any proposed material tax assessments against it or any of its Material Subsidiaries.
     5.17 REIT Status.
     The Borrower is taxed as a “real estate investment trust” within the meaning of Section 856(a) of the Internal Revenue Code.
     5.18 Specified Affiliates.
     Except as set forth on Schedule 5.07, there are no Specified Affiliates as of the date hereof.
     5.19 Financial Condition.
     Each of the financial statements described below (copies of which have been provided to the Administrative Agent for the benefit of the Lenders), have been prepared in accordance with GAAP throughout the periods covered thereby, present fairly in all material respects the financial condition and results from operations of the entities and for the periods specified, subject in the case of interim company-prepared statements to normal year-end adjustments:
     (a) annual audited consolidated balance sheet of the Borrower and its consolidated subsidiaries dated as of December 31, 2008, together with related statements of income and cash flows certified by BDO Seidman, LLP or other independent certified public accountants of nationally recognized standing and containing an opinion of such accountants; and
     (b) interim company-prepared consolidated balance sheet of the Borrower and its consolidated subsidiaries dated as of June 30, 2009, together with related company-prepared statements of income and cash flows.

     5.20 No Material Adverse Effect.
     Since the date of the annual audited financial statements referenced in Section 5.19, there has been no circumstance, development or event relating to or affecting the Borrower and its Material Subsidiaries which has had or is reasonably likely to have a Material Adverse Effect.
ARTICLE VI
COVENANTS
     The Borrower hereby covenants and agrees that until the Obligations, together with interest, fees and other obligations hereunder, have been paid in full and the Revolving Commitments hereunder shall have terminated, the Borrower shall, and shall cause its Subsidiaries to, perform and comply with the following covenants:
     6.01 Information.
     The Borrower will deliver to Administrative Agent for the benefit of the Lenders:
     (a) within five (5) days following the date such information is filed with the SEC, but in any event no later than ninety-five (95) days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year and the related consolidated statements of income and consolidated statement of cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, and, with respect to such financial information for the Borrower, such consolidated statements shall be audited statements by BDO Seidman, LLP or other independent public accountants of nationally recognized standing and containing an opinion of such accountants, which opinion shall be without exception, qualification or limitation on scope of audit;
     (b) within five (5) days following the date such information is filed with the SEC, but in any event no later than fifty (50) days after the end of each of the first three fiscal quarters of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such quarter and the related consolidated statements of income and consolidated statement of cash flows for such quarter and for the portion of the Borrower’s fiscal year ended at the end of such quarter, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of the previous fiscal year, all certified (subject to normal adjustments) as to fairness of presentation and conformity with GAAP by the chief financial officer or treasurer of the Borrower;
     (c) simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) of this Section, a certificate of Borrower, substantially in the form of Exhibit 6.01 (each, a “Compliance Certificate”), signed on behalf of Borrower by the chief financial officer or the treasurer of the Borrower (i) stating whether, to such officer’s knowledge, there exists on the date of such certificate any

Default and, if any Default then exists, setting forth the details thereof and the action that the Borrower is taking or proposes to take with respect thereto, (ii) stating whether, since the date of the most recent financial statements previously delivered pursuant to clauses (a) or (b) of this Section, there has been a change in the GAAP applied in preparing the financial statements then being delivered from those applied in preparing the most recent audited financial statements so delivered which is material to the financial statements then being delivered and, if so, the effect on the financial covenants on account thereof and a reconciliation between calculation of the financial covenants before and after giving effect thereto, (iii) furnishing calculations demonstrating the compliance by the Borrower of the financial covenants in Section 6.16 hereunder, (iv) attaching management’s summary of the results contained in such financial statements and (v) identifying the Borrower’s Debt Ratings then in effect;
     (d) simultaneously with the delivery of each set of financial statements referred to in clause (a) above, a statement (addressed to the Administrative Agent for the benefit of the Lenders) of the firm of independent public accountants which reported on such statements whether anything has come to their attention to cause them to believe that any Default existed on the date of such statements;
     (e) promptly, and in any event within five (5) Business Days after any officer obtains knowledge thereof, written notice of any change by a Ratings Service in its rating for the Borrower’s senior unsecured (non-credit enhanced) long term debt;
     (f) within five (5) Business Days after any officer obtains knowledge of any Default, if such Default is then continuing, a certificate of Borrower, signed on behalf of Borrower by the chief financial officer or the treasurer of the Borrower, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;
     (g) promptly upon the mailing thereof to the shareholders of the Borrower generally, copies of all financial statements, reports and proxy statements so mailed;
     (h) promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Forms 10-K, 10-Q and 8-K (or their equivalents) which the Borrower shall have filed with the SEC;
     (i) promptly, and in any event within five (5) Business Days, after the occurrence of any ERISA Event, written notice of such ERISA Event;
     (j) as soon as possible after any officer of the Borrower obtains knowledge of the commencement of, or of a material threat of the commencement of, an action, suit or proceeding against the Borrower or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official in which there is a reasonable likelihood of an adverse decision which would, after the application of applicable insurance, result in a Material Adverse Effect;

     (k) to the extent the information provided by the Borrower on Schedule 5.07 (Material Subsidiaries and Specified Affiliates), Schedule 5.12 (Indebtedness), Schedule 5.13 (Contingent Liabilities) and Schedule 5.14 (Investments) changes following the Closing Date, the Borrower will provide the Administrative Agent with updated information not less frequently than quarterly, and such schedules shall be deemed modified to include the updated information as provided in Section 4.02;
     (l) promptly after the Borrower has notified the Administrative Agent of its intention to treat any of the Loans, the Letters of Credit or any related transaction as a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4), a duly completed copy of IRS Form 8886 or any successor form thereto;
     (m) any announcement by Moody’s, S&P or any other Ratings Service of a change in a Debt Rating;
     (n) promptly, such information, certificates or documents as any Lender or the Administrative Agent may reasonably request in order for such Lender or the Administrative Agent to maintain compliance with the Patriot Act; and
     (o) from time to time such additional information regarding the financial position or business of the Borrower and its Subsidiaries, as the Administrative Agent or any Lender may reasonably request.
     For purposes of the foregoing:
     (i) during any period when GAAP or related auditing standards require that a Specified Affiliate of the Borrower be accounted for as a Subsidiary for purposes of the consolidated financial statements of the Borrower and its Subsidiaries, the term “Subsidiary” shall include a Specified Affiliate of the Borrower for purposes of clauses (a) and (b) above; and
     (ii) during any period when GAAP or related auditing standards do not require that a Specified Affiliate of the Borrower be accounted for as a Subsidiary for purposes of the consolidated financial statements of the Borrower and its Subsidiaries, the terms “Subsidiary” shall not include a Specified Affiliate of the Borrower for purposes of clauses (a) and (b) above and, if the Borrower shall have any Specified Affiliates during any period covered by the financial statements delivered pursuant to clauses (a) or (b) above, the Borrower shall deliver (A) financial statements of the character specified in clauses (a) and (b) above for such Specified Affiliates within the time periods set forth in clauses (a) and (b) above, and (B) on a combined basis, financial statements of the character specified in clauses (a) and (b) above for the Borrower, its Subsidiaries and such Specified Affiliates accompanied by the opinions and certificates specified in clauses (b) and (c) above within the time periods set forth in clauses (a), (b) and (c) above.

     As to any information contained in materials furnished pursuant to Section 6.01(h), the Borrower shall not be separately required to furnish such information under clauses (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in clauses (a) and (b) above at the times specified therein.
     Documents required to be delivered pursuant to clauses (a), (b) or (h) (to the extent any such documents are included in materials otherwise filed or furnished with the SEC) above may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 9.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) upon the request of the Administrative Agent or any Lender, the Borrower shall deliver paper copies of such documents to such Administrative Agent or such Lender, respectively, until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender, respectively, and (ii) the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.01(c) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
     The Borrower hereby acknowledges that (a) the Administrative Agent and/or BAS will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, BAS, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Confidential Information, they shall be treated as set forth in Section 9.08); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and BAS shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform that is not designated “Public Side Information.”
     6.02 Payment of Obligations.
     The Borrower will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, at or before maturity, or prior to expiration of applicable notice, grace and curative periods, all their respective material obligations and liabilities, including, without limitation, tax liabilities, except where the same may be contested in good faith by appropriate proceedings, and will maintain, and will cause each of its Subsidiaries to maintain, in accordance with GAAP, appropriate reserves for the accrual of any of the same.
     6.03 Maintenance of Property; Insurance.
     (a) The Borrower will keep, and will cause each of its Subsidiaries to keep, or will in the ordinary course of business cause the tenants of respective properties to keep, all property materially useful and necessary in its business in good working order and condition, ordinary wear and tear excepted.
     (b) The Borrower will maintain, and will cause each of its Subsidiaries to maintain, with financially sound and responsible insurance companies, insurance on all their respective properties in at least such amounts and against such risks (and with such risk retention) as are usually insured against in the same general area by companies of established repute engaged in the same or a similar business, and will furnish to the Lenders, upon request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried. The insurance described in this Section 6.03 may be carried by the tenants under the respective tenant leases of such properties in lieu of by Borrower or its Subsidiaries so long as the Borrower or its respective Subsidiary is named as loss payee and additional insured with respect to such insurance.
     6.04 Conduct of Business and Maintenance of Existence.
     Except as contemplated otherwise by the Investment Policy, the Borrower will continue, and will cause each Subsidiary to continue, to engage in business of the same general type as now conducted by the Borrower and each of its Subsidiaries, and will preserve, renew and keep in full force and effect, and will cause each of its Subsidiaries to preserve, renew and keep in full force and effect their respective organizational existences and, except for any such rights, privileges and franchises the failure to preserve which would not in the aggregate have a Material Adverse Effect; provided that nothing in this Section 6.04 shall prohibit (a) the merger of a Subsidiary of the Borrower into the Borrower or the merger or consolidation of any Subsidiary of the Borrower with or into another Person if the corporation surviving such consolidation or merger is a Wholly Owned Consolidated Subsidiary of the Borrower and if, in each case, after giving effect thereto, no Default shall have occurred and be continuing and a responsible officer of the Borrower shall deliver to the Administrative Agent an officer’s certificate representing that after giving effect to the transaction (i) the Borrower is in compliance with the terms of the Credit Agreement on a pro forma basis and (ii) no Event of Default shall then exist, or (b) the termination of the corporate existence of any Subsidiary of the Borrower or the discontinuation of any line of business of the Borrower or any of its Subsidiaries if the Borrower in good faith determines that such termination is in the best interest of the Borrower or such Subsidiary, as the case may be, and is not materially disadvantageous to the Lenders.
     6.05 Compliance with Laws.
     The Borrower will comply, and cause each of its Subsidiaries to comply, in all material respects with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including, without limitation, Environmental Laws and ERISA and the rules and regulations thereunder) the failure to comply with which would have a Material Adverse Effect, except where the necessity of compliance therewith is contested in good faith by appropriate proceedings.
     6.06 Inspection of Property, Books and Records.
     The Borrower will keep, and will cause each of its Subsidiaries to keep, proper books of record and account in which full, true and correct entries shall be made of all material dealings and transactions in relation to its business and activities; and, except to the extent prohibited by applicable law, rule, regulations or orders, will permit, and will cause each of its Subsidiaries to permit, representatives of any Lender at such Lender’s expense (which expense shall not be subject to reimbursement by Borrower hereunder) to visit and inspect any of their respective properties (subject to the rights of tenants in possession thereof and to any limitations on the inspection rights of Borrower in connection therewith), to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants, upon reasonable prior written notice to Borrower, all at such reasonable times and as often as may reasonably be desired.
     6.07 Negative Pledge.
     The Borrower will not, nor will it permit any of its Subsidiaries to create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except:
     (a) Liens pursuant to any Credit Document securing the Obligations hereunder, including cash collateral and other Adequate Assurance pledged to the L/C Issuer and the Swing Line Lender to secure obligations of Defaulting Lenders and Impacted Lenders as provided in Section 2.14;
     (b) Liens in favor of a Lender or any of its Affiliates pursuant to a Swap Contract permitted hereunder, but only to the extent that (i) the obligations under such Swap Contract are permitted under Section 6.10, (ii) such Liens are on the same collateral that secures the Obligations, and (iii) the obligations under such Swap Contract and the Obligations share pari passu in the collateral subject to such Liens;
     (c) mortgage Liens to the extent not prohibited, both before and after giving effect thereto on a pro forma basis, by the provisions of the financial covenants set out in Section 6.16;
     (d) Liens for taxes not yet due or that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
     (e) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than thirty (30) days or that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;
     (f) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;
     (g) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business;
     (h) easements, rights-of-way, restrictions and other similar encumbrances affecting real property that, in the aggregate, are not substantial in amount, and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;
     (i) Liens of a judgment debtor securing judgments for the payment of money not constituting an Event of Default under Section 7.01(k) or securing appeal or other surety bonds related to such judgments;
     (j) Liens securing reimbursement obligations with respect to trade letters of credit issued in the ordinary course of business, provided that such Liens attach only to the assets being acquired with the proceeds of such letters of credit;
     (k) any Lien arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any Lien, to the extent that such Lien is permitted by any of the foregoing clauses of this Section, and provided that such Indebtedness is not increased and is not secured by any additional assets; and
     (l) Liens securing Indebtedness of any Subsidiary or Specified Affiliate owing to the Borrower.

     6.08 Consolidations, Mergers and Sales and Transfers of Assets.
     (a) The Borrower will not, nor will it permit any of its Subsidiaries to, consolidate or merge with or into any Person except as may be permitted in accordance with Section 6.04.
     (b) The Borrower will not, nor will it permit any of its Subsidiaries to, make any transfer or investment of assets or any Asset Sale without the prior written consent of the Required Lenders, except where, immediately after giving effect thereto on a pro forma basis,
     (i) (A) the Consolidated Unencumbered Realty held by the Borrower shall be not less than $250 million, and (B) Consolidated Unencumbered Realty held by the Consolidated Group (including, for purposes hereof, in the case of non-Subsidiary joint ventures, the lesser of (x) the outstanding principal amount of first mortgage lien indebtedness owed to members of the Consolidated Group by any such non-Subsidiary joint venture, or (y) the fair market value of the property that is the subject of such first mortgage lien) shall be not less than $1 billion, and
     (ii) no Default or Event of Default shall exist.
For any such transfer, investment, sale or disposition involving consideration in excess of $125 million, in each such instance, the Borrower shall deliver to the Administrative Agent an officer’s certificate describing the transaction in detail reasonably satisfactory to the Administrative Agent and representing that after giving effect to the transaction on a pro forma basis (A) the Borrower is in compliance with the terms of the Credit Agreement and (B) no Default or Event of Default then exists.
     6.09 Creation of Subsidiaries.
     The Borrower will not, nor will it permit any of its Subsidiaries to, create any Subsidiary except for the creation of a Wholly Owned Subsidiary of the Borrower or a Specified Affiliate provided that (i) such Subsidiary or Specified Affiliate is organized under the laws of a jurisdiction within the United States of America and (ii) no Default exists immediately prior to or after the creation of such Subsidiary or Specified Affiliate.
     6.10 Incurrence and Existence of Debt.
     The Borrower will not, and will not permit any of its Subsidiaries to, incur, assume or permit to exist any Indebtedness, except:
     (a) Indebtedness under the Credit Documents;

     (b) Indebtedness outstanding on the date hereof and listed on Schedule 5.12 and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder;
     (c) Support Obligations of any member of the Consolidated Group in respect of Indebtedness otherwise permitted hereunder;
     (d) obligations (contingent or otherwise) of any member of the Consolidated Group existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view”; and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;
     (e) publicly issued or privately placed Funded Debt of the Borrower issued or placed after the Closing Date, provided that the final maturity thereof shall not be prior to the Revolving Termination Date hereunder;
     (f) so long as no Event of Default shall then exist hereunder, Funded Debt of members of the Consolidated Group secured by mortgage liens; and
     (g) unsecured inter-company Indebtedness between and among members of the Consolidated Group, provided that the aggregate amount of such inter-company Indebtedness owing by Subsidiaries to the Borrower shall not exceed the aggregate principal amount of loans and investments permitted under Section 6.14;
provided, that in the case of Indebtedness incurred under clauses (e) through (g), immediately after giving effect to the incurrence or assumption thereof on a pro forma basis, the Borrower and the other members of the Consolidated Group shall be in compliance with the terms of this Credit Agreement, including the financial covenants hereunder.
     6.11 Transactions with Affiliates.
     The Borrower will not and will not permit any Subsidiary to enter into directly or indirectly any material transaction or material group of related transactions (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Borrower), except in the ordinary course and pursuant to the reasonable requirements of the Borrower’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than would be obtainable in a comparable arm’s-length transaction with a Person that is not an Affiliate.
     6.12 Use of Proceeds.
     The Extensions of Credit hereunder will be used (a) to refinance existing indebtedness for borrowed money, (b) to finance the acquisition of healthcare real estate properties by the Borrower and its Subsidiaries, and (c) to finance the general corporate purposes of the Borrower and its Subsidiaries.
     6.13 Organization Documents.
     Subject to changes, including any dissolutions permitted pursuant to this Credit Agreement: (a) the Borrower will not, nor will it permit any of its Subsidiaries to, amend its Organization Documents in any manner which could materially adversely affect the rights of the Lenders under the Credit Documents or their ability to enforce the same; and (b) the Borrower will not amend its Organization Documents in a manner which would permit a single shareholder (as determined for purposes hereof pursuant to the attribution provisions of Section 544 of the Internal Revenue Code as modified by Section 856 of the Internal Revenue Code) to own more than 30% of the outstanding stock in Borrower.
     6.14 Investments.
     The Borrower shall not make or permit to exist, nor shall it permit any of its Subsidiaries to make or permit to exist, any Investment except:
     (a) cash and Cash Equivalents;
     (b) Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;
     (c) Support Obligations permitted by Section 6.10(c);
     (d) Investments by members of the Consolidated Group existing on the Closing Date and identified on Schedule 5.14;
     (e) Investments by (i) members of the Consolidated Group that are Credit Parties in and to other members of the Consolidated Group that are Credit Parties, (ii) members of the Consolidated Group that are not Credit Parties in and to members of the Consolidated Group that are Credit Parties, (iii) members of the Consolidated Group that are not Credit Parties in and to other members of the Consolidated Group that are not Credit Parties, and (iv) members of the Consolidated Group that are Credit Parties in and to members of the Consolidated Group that are not Credit Parties to the extent permitted by Section 6.08(b);

     (f) Investments in and to unconsolidated joint ventures or other non-Subsidiary enterprises in the same or closely related lines of business in an aggregate amount of up to 10% of the book value of consolidated assets of the Consolidated Group.
     6.15 Repurchase, Retirement or Redemption of Capital Stock; Dividends.
     The Borrower will not, nor will it permit any of its Subsidiaries (other than its Wholly Owned Subsidiaries or the Specified Affiliates) to, repurchase, retire or redeem any of its capital stock; provided that (i) the Borrower may redeem its preferred stock, if any, with proceeds from the sale of its common stock and (ii) so long as no Event of Default shall then exist hereunder, the Borrower may redeem its capital stock in an amount not to exceed $50 million in the aggregate, as approved by the Board of Directors.
     6.16 Financial Covenants.
     The Borrower will not:
     (a) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio at any time to be greater than 60%.
     (b) Consolidated Secured Leverage Ratio. Permit the Consolidated Secured Leverage Ratio at any time to be greater than 30%.
     (c) Consolidated Unencumbered Leverage Ratio. Permit the Consolidated Unencumbered Leverage Ratio at any time to be greater than 60%.
     (d) Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio as of the end of any fiscal quarter to be less than 1.75:1.0.
     (e) Consolidated Unsecured Coverage Ratio. Permit the Consolidated Unsecured Coverage Ratio as of the end of any fiscal quarter to be less than 2.0:1.0.
     (f) Consolidated Tangible Net Worth. Permit Consolidated Tangible Net Worth as of the end of any fiscal quarter to be less than the sum of (i) $650 million, plus (ii) an amount equal to 85% of the net cash proceeds received from Equity Transactions occurring after the Closing Date.
     6.17 Specified Affiliates.
     The Borrower will give the Administrative Agent prompt notice of any Subsidiary that to the Borrower’s knowledge becomes a Specified Affiliate subsequent to the Closing Date.
     6.18 REIT Status.
     The Borrower will continue to meet the requirements of Section 857(a) of the Internal Revenue Code and regulations thereunder.

     6.19 Leases.
     The Borrower will not modify or amend any lease where the Borrower is the lessor thereunder if such modification or amendment would have a Material Adverse Effect on the Borrower.
     6.20 Favorable Treatment.
     The Borrower will not permit its Subsidiaries to give any guaranty or pledge of collateral (other than in connection with financing as permitted under Section 6.10(f) hereof) in respect of any other Indebtedness, unless such Subsidiary shall also give an equal and ratable guaranty and pledge of collateral of the loans and obligations hereunder (in substantially the form attached as Exhibit 6.20 or such other form as may be reasonably acceptable to the Administrative Agent and the Required Lenders) and become a Subsidiary Guarantor hereunder, without prejudice to any Event of Default that may arise under Section 6.07.
     6.21 Construction in Progress.
     The Borrower and its Subsidiaries will not engage in construction projects in which the total project costs of all such concurrent construction projects exceed, in the aggregate at any one time, 15% of the book value of consolidated assets of the Borrower and its Subsidiaries (it being understood and agreed for purposes of this Section that a project shall be considered under construction until a certificate of occupancy therefor, an architect’s certificate of substantial completion or other similar certificate, shall have been issued).
     6.22 Limitation on Certain Agreements.
     The Borrower will not, nor will it permit its Subsidiaries to, enter into, assume or otherwise become subject to any agreement (i) restricting their ability to grant a lien on their property (except with respect to those properties which are the subject of non-recourse financing permitted under Section 6.10(f) hereof), or (ii) restricting the ability of the Subsidiaries to give a guaranty of the loans and obligations hereunder.
ARTICLE VII
EVENTS OF DEFAULT AND REMEDIES
     7.01 Events of Default.
     The occurrence of any of the following events shall constitute an event of default hereunder (individually, an “Event of Default” and collectively the “Events of Default”):
     (a) The Borrower shall fail to pay (i) when due any principal of any Loan or any reimbursement obligation owing on account of a drawing under a Letter of Credit or

(ii) within five (5) days after the same shall become due, any interest on any Obligation or any fees or any other amount payable hereunder;
     (b) Default in the due performance or observance of any term, covenant or agreement contained in Section 6.07 through 6.22, inclusive;
     (c) The Borrower shall fail to observe or perform any covenant or agreement contained in any Credit Document (other than those covered by clause (a) or (b) above) for thirty (30) days after the earlier of a responsible officer of the Borrower becoming aware of such failure or written notice of such failure shall have been given to the Borrower by the Administrative Agent or any Lender;
     (d) Any representation, warranty, certification or statement made or deemed made by the Borrower in any Credit Document or in any certificate, financial statement or other document delivered pursuant thereto shall prove to have been incorrect in any material respect when made (or deemed made) and such representation, warranty, certification or statement shall remain incorrect for thirty (30) days after the earlier of a responsible officer of the Borrower becoming aware of such failure or written notice of such failure shall have been given to the Borrower by the Administrative Agent or any Lender;
     (e) The Borrower or any of its Material Subsidiaries shall fail to make any payment in respect of any Indebtedness in an aggregate amount in excess of $10 million when due or within any applicable grace period;
     (f) Any event or condition shall occur which would cause or permit the acceleration of the maturity of any Indebtedness of Borrower or any Material Subsidiary in an aggregate amount in excess of $10 million or enables the holder of such Debt or any Person acting on such holder’s behalf to accelerate the maturity thereof;
     (g) The Borrower or any Material Subsidiary of the Borrower shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;
     (h) An involuntary case or other proceeding shall be commenced against the Borrower or any Material Subsidiary of the Borrower seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of thirty (30) days; or an order for relief shall be entered against the Borrower or any Material Subsidiary of the Borrower under the federal bankruptcy laws as now or hereafter in effect;
     (i) The Borrower or any Material Subsidiary of the Borrower shall admit in writing its inability to pay its debts as and when they fall due;
     (j) (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that has resulted or could reasonably be expected to result in liability of a Credit Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $10 million, or (ii) a Credit Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $10 million;
     (k) An uninsured, final, unappealable judgment or order for the payment of money in excess of $10 million shall be rendered against the Borrower or any of its Material Subsidiaries and such judgment or order shall continue unsatisfied and unstayed for a period of thirty (30) days;
     (l) (i) The voting interests in any Specified Affiliate shall be held by a Person other than a director, officer or employee of the Borrower, (ii) the Borrower shall fail to own substantially all of the economic interest in any Specified Affiliate and the remainder of such economic interest shall be held by a Person other than directors, officers and/or employees or (iii) a Specified Affiliate shall engage in any of the actions or activities that are limited or restricted by Article VI hereof;
     (m) Except as to any Guarantor which is dissolved, released or merged or consolidated out of existence as the result of or in connection with a dissolution, merger or consolidation permitted by Section 6.04, any guaranty of the loans and obligations hereunder or any material provision thereof shall cease to be in full force and effect, or any Guarantor or any Person acting by or on behalf of such Guarantor shall deny or disaffirm such Guarantor’s obligations under such guaranty, or any Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any guaranty; or
     (n) the occurrence of a Change of Control;
then, and in every such event, the Administrative Agent shall during the continuance of such Event of Default (i) if requested by the Required Lenders, by notice to the Borrower terminate the Revolving Commitments, (ii) if requested by the Required Lenders, by notice to the Borrower declare the Notes (together with accrued interest thereon) and all other amounts payable by the Borrower hereunder to be, and such Notes and amounts shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, (iii)

provide Cash Collateral in respect of the L/C Obligations, and (iv) take such other actions as are directed by the Required Lenders; provided that in the case of any Event of Acceleration, without any notice to the Borrower or any other act by the Administrative Agent or any Lender, the Revolving Commitments shall automatically terminate and the Notes (together with accrued interest thereon) shall automatically become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and provided further that the Administrative Agent may terminate commitments, declare the Loans and Obligations hereunder immediately due and payable and demand Cash Collateral for the L/C Obligations without prior notice to or the consent of the Lenders where it determines such action is warranted and appropriate based on the facts and circumstances. Subject to the request or direction of the Required Lenders as provided above, the Administrative Agent shall have the exclusive right to enforce the remedies available under this Credit Agreement during the continuance of any Event of Default hereunder.
     7.02 Application of Funds.
     After the exercise of remedies provided for in Section 7.01 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to provide Cash Collateral as set forth in the proviso to Section 7.01), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:
     First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;
     Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs and amounts payable under Article III), ratably among the Lenders in proportion to the amounts described in this clause Second payable to them;
     Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and L/C Borrowings, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;
     Fourth, to (a) payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, (b) payment of breakage, termination or other amounts owing in respect of any Swap Contract between any Credit Party and any Lender, or any Affiliate of a Lender, to the extent such Swap Contract is permitted hereunder and (c) the Administrative Agent for the account of the L/C Issuer, to provide Cash Collateral for that portion of the L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit, ratably among such parties in proportion to the respective amounts described in this clause Fourth held by them; and

     Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.
Subject to Section 2.03(c), amounts used to provide Cash Collateral for the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.
ARTICLE VIII
ADMINISTRATIVE AGENT
     8.01 Appointment and Authority.
     Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Credit Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article VIII are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and the Borrower shall not have rights as a third party beneficiary of any of such provisions.
     8.02 Rights as a Lender.
     The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
     8.03 Exculpatory Provisions.
     The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents. Without limiting the generality of the foregoing, the Administrative Agent:
     (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;
     (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document or applicable law; and
     (c) shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
     The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.01 and 7.01) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Administrative Agent by the Borrower, a Lender or the L/C Issuer.
     The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
     8.04 Reliance by Administrative Agent.
     The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
     8.05 Delegation of Duties.
     The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
     8.06 Resignation of Administrative Agent. The Administrative Agent may resign as Administrative Agent upon thirty (30) days notice to the Borrower and the Lenders. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within forty-five (45) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Credit Documents, the provisions of this Article and Sections 9.04 and 9.05 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

     Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swing Line Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swing Line Lender, (b) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Credit Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.
     8.07 Non-Reliance on Administrative Agent and Other Lenders.
     Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Credit Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Credit Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.
     8.08 No Other Duties, Etc.
     Anything herein to the contrary notwithstanding, none of the Co-Syndication Agents, Co-Documentation Agents, Co-Agents, Joint Lead Arrangers and Joint Book Runners listed on the cover page hereof, if any, shall have any powers, duties or responsibilities under this Credit Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.
     8.09 Administrative Agent May File Proofs of Claim.
     In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise
     (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.09, 9.04 and 9.05) allowed in such judicial proceeding; and
     (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 9.04 and 9.05.
     Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer in any such proceeding.
     8.10 Guaranty Matters.
     The Lenders and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion,
     (a) to release any Lien on any property granted to or held by the Administrative Agent under any Credit Document (i) upon termination of the Revolving Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the L/C Issuer shall have been made), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Credit Document, or (iii) subject to Section 9.01, if approved, authorized or ratified in writing by the Required Lenders;
     (b) to release any Guarantor from its obligations under any Guaranty if such Person if as a result of a transaction permitted hereunder or if approved, authorized or ratified in writing by the Required Lenders.
     Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of property, or to release any Guarantor from its obligations under any Guaranty pursuant to this Section 8.10.

ARTICLE IX
MISCELLANEOUS
     9.01 Amendments, Etc.
     No amendment or waiver of, or any consent to deviation from, any provision of this Credit Agreement or any other Credit Document shall be effective unless in writing and signed by the Borrower and the other Credit Parties, as the case may be, and except as expressly provided hereinbelow, the Required Lenders (or the Administrative Agent for and on behalf of the Required Lenders at their direction) and acknowledged by the Administrative Agent, and each such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which it is given; provided, however, that:
     (a) no such amendment, waiver or consent shall be effective without the written consent of each Lender directly affected thereby (whose consent shall be sufficient therefore without the consent of the Required Lenders) where the effect would be to:
     (i) extend or increase the Revolving Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 7.01), it being understood that the amendment or waiver of an Event of Default or a mandatory reduction or a mandatory prepayment in Revolving Commitments shall not be considered an increase in Revolving Commitments,
     (ii) waive non-payment or postpone any date fixed by this Credit Agreement or any other Credit Document for any payment of principal, interest, fees or other amounts due to any Lender hereunder or under any other Credit Document,
     (iii) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or any fees or other amounts payable hereunder or under any other Credit Document; provided, however, that only the consent of the Required Lenders shall be necessary (A) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate or (B) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder,
     (iv) change any provision of this Credit Agreement regarding pro rata sharing or pro rata funding with respect to (A) the making of advances (including participations), (B) the manner of application of payments or prepayments of principal, interest, or fees, (C) the manner of application of reimbursement obligations from drawings under Letters of Credit, or (D) the manner of reduction of commitments and committed amounts,
     (v) change any provision of this Section 9.01(a) or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder,

     (vi) release all or substantially all of the Guarantors, if any, from their obligations hereunder (other than as provided herein or as appropriate in connection with transactions permitted hereunder);
     (b) unless also agreed to by the L/C Issuer, no such amendment, waiver or consent shall be effective without the written consent of the L/C Issuer where the effect would be to affect the rights and duties of the L/C Issuer under this Credit Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it;
     (c) unless also agreed to by the Swing Line Lender, no such amendment, waiver or consent shall be effective without the written consent of the Swing Line Lender where the effect would be to affect the rights or duties of the Swing Line Lender under this Credit Agreement;
     (d) unless also agreed to by the Administrative Agent, no such amendment, waiver or consent shall be effective without the written consent of the Administrative Agent where the effect would be to affect the rights or duties of the Administrative Agent under this Credit Agreement or any other Credit Document;
and provided further, that notwithstanding anything to the contrary contained herein, (i) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that other than as provided in Section 9.15
     (A) the Revolving Commitment of such Defaulting Lender may not be increased or extended and the principal amount of the Loans or L/C Borrowings of such Defaulting Lender may not be decreased, and
     (B) the rate of interest for such Defaulting Lender may not be decreased (except as expressly provided in clause (a)(iii) above) and the pro rata sharing and funding provisions referenced in clause (a)(iv) above may not be changed, in either case in a way that would affect the Defaulting Lender more adversely than the other affected Lenders, without, in any such case, the consent of such Defaulting Lender,
(ii) each Lender is entitled to vote as such Lender sees fit on any bankruptcy or insolvency reorganization plan that affects the Loans, (iii) each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersede the unanimous consent provisions set forth herein, (iv) the Required Lenders may consent to allow a Credit Party to use Cash Collateral in the context of a bankruptcy or insolvency proceeding, and (v) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.
     9.02 Notices and Other Communications; Facsimile Copies.
     (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below),

all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
     (i) if to the Borrower, the Administrative Agent, the L/C Issuer or the Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 9.02; and
     (ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire.
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile or other form of electronic transmission shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
     (b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
     Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
     (c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE ADMINISTRATIVE AGENT AND THE AGENT-RELATED

PERSONS DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE ADMINISTRATIVE AGENT OR ANY AGENT-RELATED PERSON IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any Agent-Related Persons have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of the Administrative Agent or such Agent-Related Person; provided, however, that in no event shall the Administrative Agent or any Agent-Related Person have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
     (d) Change of Address, Etc. Each of the Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.
     (e) Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
     9.03 No Waiver; Cumulative Remedies.
     No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
     Notwithstanding anything to the contrary contained herein or in any other Credit Document, the authority to enforce rights and remedies hereunder and under the other Credit Documents against the Credit Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 7.01 for the benefit of all the Lenders and the L/C Issuer; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Credit Documents, (b) the L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Credit Documents, (c) any Lender from exercising setoff rights in accordance with Section 9.09 (subject to the terms of Section 2.12), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Credit Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 7.01 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.12, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
     9.04 Attorney Costs, Expenses and Taxes.
     The Borrower agrees (a) to pay directly to the provider thereof or to pay or reimburse the Administrative Agent for all costs and expenses incurred in connection with the development, preparation, negotiation and execution of this Credit Agreement and the other Credit Documents, the preservation of any rights or remedies under this Credit Agreement and the other Credit Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs, and (b) to pay or reimburse the Administrative Agent, the L/C Issuer, each Arranger, and each Lender for all costs and expenses incurred following an Event of Default in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Credit Agreement or the other Credit Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs. The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by the Administrative Agent and the cost of independent public accountants and other outside experts retained by the Administrative Agent or any Lender. All amounts due under this Section 9.04 shall be payable within ten (10) Business Days after demand therefor. The agreements in this Section shall survive the termination of the Aggregate Revolving Commitments and repayment of all other Obligations.
     9.05 Indemnification by the Borrower.
     (a) Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify and hold harmless the Administrative Agent, each Agent-Related Person, the L/C Issuer, each Arranger, each Lender and their respective Affiliates, directors, officers, employees, counsel, agents, trustees, advisors and attorneys-in-fact (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever (subject to the provisions of Section 3.01 with respect to Taxes and Other Taxes) that may at any time be imposed on, incurred by or asserted against any such Indemnitee (whether by a Credit Party or any other party) in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Credit Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), or (c) any actual or threatened claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided that such indemnity shall not, as to an Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Credit Agreement, and no Indemnitee shall have any liability for any indirect, special, incidental, consequential or punitive damages relating to this Credit Agreement or any other Credit Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). All amounts due under this Section 9.05 shall be payable within ten (10) Business Days after demand therefor. The agreements in this Section shall survive the resignation of the Administrative Agent, the assignment by any Lender of any of its interests hereunder, the replacement of any Lender, the termination of the Aggregate

Revolving Commitments and the repayment, satisfaction or discharge of all the other Obligations.
     (b) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Section 9.04 or Section 9.05(a) to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s Aggregate Commitment Percentage or, in the case of L/C Obligations, Revolving Commitment Percentage (determined in each case as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (b) are subject to the provisions of Section 2.11(f).
     9.06 Payments Set Aside.
     To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.
     9.07 Successors and Assigns.
     (a) Successors and Assigns Generally. The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Credit Agreement.
     (b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Credit Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:
     (i) Minimum Amounts.
     (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Revolving Commitment and Revolving Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
     (B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Revolving Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Revolving Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $2.5 million, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.
     (ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Credit Agreement with respect to the Loans or the Revolving Commitment assigned, except that this clause (ii) shall not apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans;

     (iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:
     (A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;
     (B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Revolving Credit Commitment if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender;
     (C) the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and
     (D) the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of Revolving Commitments.
     (iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
     (v) No Assignment to Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.
     (vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.
     (vii) No Assignment to Defaulting Lenders or Impacted Lenders. No assignment may be made to a Defaulting Lender or an Impacted Lender without the prior written consent of the Administrative Agent, the L/C Issuer and the Swing Line Lender.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Credit Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Credit Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Credit Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Credit Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 9.04 and 9.05 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Credit Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.
     (c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Credit Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
     (d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Credit Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Credit Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement.
     Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce such Lender’s rights under this Credit Agreement (subject to Section 9.03) and to approve any amendment, modification or waiver of any provision of this Credit Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 9.01 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.09 as though it were a Lender, provided such Participant agrees to be subject to Section 2.12 as though it were a Lender.

     (e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.
     (f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Credit Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
     (g) Resignation as L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Revolving Commitment and Revolving Loans pursuant to subsection (b) above, Bank of America may, (i) upon thirty (30) days’ notice to the Borrower and the Lenders, resign as L/C Issuer and/or (ii) upon thirty (30) days’ notice to the Borrower, resign as Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrower shall be entitled to appoint (with such appointee’s consent) from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swing Line Lender, as the case may be. If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(b). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.
     9.08 Confidentiality.
     Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Confidential Information (as defined below), except that Confidential

Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Credit Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Credit Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 9.15 or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Confidential Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.
     For purposes of this Section, “Confidential Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Confidential Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Confidential Information as such Person would accord to its own confidential information.
     Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Confidential Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.
     9.09 Set-off.
     In addition to any rights and remedies of the Lenders provided by law, upon the occurrence and during the continuance of any Event of Default, each Lender and each of its Affiliates are authorized at any time and from time to time, without prior notice to the Borrower or any other Credit Party, any such notice being waived by the Borrower (on its own behalf and on behalf of each Credit Party) to the fullest extent permitted by law, to set off and apply any and

\

all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender or Affiliate to or for the credit or the account of the respective Credit Parties against any and all Obligations owing to such Lender hereunder or under any other Credit Document, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Lender shall have made demand under this Credit Agreement or any other Credit Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or indebtedness. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.
     9.10 Interest Rate Limitation.
     Notwithstanding anything to the contrary contained in any Credit Document, the interest paid or agreed to be paid under the Credit Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
     9.11 Counterparts.
     This Credit Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     9.12 Integration; Effectiveness.
     (a) This Credit Agreement, together with the other Credit Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Credit Agreement and those of any other Credit Document, the provisions of this Credit Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Credit Document shall not be deemed a conflict with this Credit Agreement. Each Credit Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.
     (b) Except as provided in Section 4.01, this Credit Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative

Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.
     9.13 Survival of Representations and Warranties.
     All representations and warranties made hereunder and in any other Credit Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or Event of Default at the time of any Extension of Credit, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.
     9.14 Severability.
     If any provision of this Credit Agreement or the other Credit Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Credit Agreement and the other Credit Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     9.15 Replacement of Lenders.
     If (a) any Lender requests compensation under Section 3.04, (b) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, (c) a Lender (a “Non-Consenting Lender”) does not consent to a proposed amendment, consent, change, waiver, discharge or termination with respect to any Credit Document that has been approved by the Required Lenders (including, without limitation by a failure to respond in writing to a proposed amendment by the date and time specified by the Administrative Agent) as provided in Section 9.01 but requires unanimous consent of all Lenders, (d) any Lender is a Defaulting Lender or Impacted Lender, or (e) any Lender breaches the terms of this Credit Agreement in a material manner, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.07), all of its interests, rights and obligations under this Credit Agreement and the related Credit Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

     (i) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 9.07(b);
     (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
     (iii) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and
     (iv) such assignment does not conflict with applicable Laws; and
     (v) in the case of any such assignment resulting from a Non-Consenting Lender’s failure to consent to a proposed amendment, consent change, waiver, discharge or termination with respect to any Credit Document, the applicable replacement bank or financial institution consents to the proposed change, waiver, discharge or termination;
     provided that the failure by such Non-Consenting Lender to execute and deliver an Assignment and Assumption shall not impair the validity of the removal of such Non-Consenting Lender and the mandatory assignment of such Non-Consenting Lender’s Commitments and outstanding Loans pursuant to this Section 9.15 shall nevertheless be effective without the execution by such Non-Consenting Lender of an Assignment and Assumption.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
     9.16 GOVERNING LAW.
     (a) GOVERNING LAW. THIS CREDIT AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
     (b) SUBMISSION TO JURISDICTION. EACH OF THE BORROWER AND THE OTHER CREDIT PARTIES IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND ANY APPELLATE COURT FROM ANY THEREOF, IN

ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER CREDIT DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS CREDIT AGREEMENT OR IN ANY OTHER CREDIT DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER CREDIT DOCUMENT AGAINST THE BORROWER OR ANY OTHER CREDIT PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
     (c) WAIVER OF VENUE. THE BORROWER AND EACH OTHER CREDIT PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER CREDIT DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
     (d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 9.02. NOTHING IN THIS CREDIT AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
     9.17 WAIVER OF RIGHT TO TRIAL BY JURY.
     EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE

OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS CREDIT AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     9.18 No Conflict.
     To the extent there is any conflict or inconsistency between the provisions hereof and the provisions of any Credit Document, this Credit Agreement shall control.
     9.19 USA PATRIOT Act Notice.
     Each Lender that is subject to the Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Borrower in accordance with the Patriot Act.
     9.20 No Advisory or Fiduciary Responsibility.
     In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Credit Agreement provided by the Administrative Agent, the Arrangers and the Lenders are arm’s-length commercial transactions between the Borrower, on the one hand, and the Administrative Agent, the Arrangers and the Lenders, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents; (ii) (A) each of the Administrative Agent, the Arrangers and the Lenders has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) none of the Administrative Agent, the Arrangers or any Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; and (iii) the Administrative Agent, the Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Administrative Agent, the Arrangers and the Lenders has any obligation to disclose any of such interests to the Borrower or any of its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, the Arrangers and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

     9.21 Electronic Execution of Assignments and Certain Other Documents.
     The words “execution,” “signed,” “signature” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
     9.22 Entire Agreement.
     THIS CREDIT AGREEMENT AND THE OTHER CREDIT DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed as of the date first above written.

BORROWER:	HEALTHCARE REALTY TRUST INCORPORATED, a Maryland corporation

	By:	/s/ Scott W. Holmes

	Name:	Scott W. Holmes
	Title:	Executive Vice President and Chief Financial Officer
HEALTHCARE REALTY TRUST INCORPORATED
AMENDED AND RESTATED CREDIT AGREEMENT

ADMINISTRATIVE AGENT:	BANK OF AMERICA, N.A., as Administrative Agent

	By:	/s/ Angela Lau

	Name:	Angela Lau
	Title:	Assistant Vice President
HEALTHCARE REALTY TRUST INCORPORATED
AMENDED AND RESTATED CREDIT AGREEMENT

LENDERS:	BANK OF AMERICA, N.A., as L/C Issuer, Swing Line Lender and as a Lender

	By:	/s/ Amie Edwards

	Name:	Amie Edwards
	Title:	Vice President
HEALTHCARE REALTY TRUST INCORPORATED
AMENDED AND RESTATED CREDIT AGREEMENT

CALYON NEW YORK BRANCH

By:	/s/ Thomas Randolph

Name:	Thomas Randolph
Title:	Managing Director

By:	/s/ Priya Vrat

Name:	Priya Vrat
Title:	Director
HEALTHCARE REALTY TRUST INCORPORATED
AMENDED AND RESTATED CREDIT AGREEMENT

JPMORGAN CHASE BANK, N.A.

By:	/s/ Ralph Totoonchie

Name:	Ralph Totoonchie
Title:	Vice President
HEALTHCARE REALTY TRUST INCORPORATED
AMENDED AND RESTATED CREDIT AGREEMENT

REGIONS BANK

By:	/s/ Craig Gardella

Name:	Craig Gardella
Title:	Senior Vice President
HEALTHCARE REALTY TRUST INCORPORATED
AMENDED AND RESTATED CREDIT AGREEMENT

WACHOVIA BANK, NATIONAL ASSOCIATION

By:	/s/ D. Bryan Gregory

Name:	D. Bryan Gregory
Title:	Vice President
HEALTHCARE REALTY TRUST INCORPORATED
AMENDED AND RESTATED CREDIT AGREEMENT

UBS AG, STAMFORD BRANCH

By:	/s/ Marie Haddad

Name:	Marie Haddad
Title:	Associate Director

By:	/s/ Irja R. Otsa

Name:	Irja R. Otsa
Title:	Associate Director
HEALTHCARE REALTY TRUST INCORPORATED
AMENDED AND RESTATED CREDIT AGREEMENT

BARCLAYS BANK PLC

By:	/s/ Nicholas A. Bell

Name:	Nicholas A. Bell
Title:	Director
HEALTHCARE REALTY TRUST INCORPORATED
AMENDED AND RESTATED CREDIT AGREEMENT

FIFTH THIRD BANK

By:	/s/ Bill Priester

Name:	Bill Priester
Title:	Vice President
HEALTHCARE REALTY TRUST INCORPORATED
AMENDED AND RESTATED CREDIT AGREEMENT

SUNTRUST BANK

By:	/s/ J. Ben Cumming

Name:	J. Ben Cumming
Title:	Vice President
HEALTHCARE REALTY TRUST INCORPORATED
AMENDED AND RESTATED CREDIT AGREEMENT

BANK OF MONTREAL

By:	/s/ Thomas Batterham

Name:	Thomas Batterham
Title:	Managing Director
HEALTHCARE REALTY TRUST INCORPORATED
AMENDED AND RESTATED CREDIT AGREEMENT

THE BANK OF NOVA SCOTIA

By:	/s/ Karen Anillo

Name:	Karen Anillo
Title:	Director
HEALTHCARE REALTY TRUST INCORPORATED
AMENDED AND RESTATED CREDIT AGREEMENT

STATE BANK OF INDIA

By:	/s/ Prabodh Parikh

Name:	Prabodh Parikh
Title:	Vice President & Head (Credit)
HEALTHCARE REALTY TRUST INCORPORATED
AMENDED AND RESTATED CREDIT AGREEMENT

COMPASS BANK

By:	/s/ Jason Consoli

Name:	Jason Consoli
Title:	Senior Vice President
HEALTHCARE REALTY TRUST INCORPORATED
AMENDED AND RESTATED CREDIT AGREEMENT

PINNACLE NATIONAL BANK

By:	/s/ Todd Carter

Name:	Todd Carter
Title:	Senior Vice President
HEALTHCARE REALTY TRUST INCORPORATED
AMENDED AND RESTATED CREDIT AGREEMENT

CHANG HWA COMMERCIAL BANK, LTD., LOS ANGELES BRANCH

By:	/s/ Beverley Chen

Name:	Beverley Chen
Title:	VP & General Manager
HEALTHCARE REALTY TRUST INCORPORATED
AMENDED AND RESTATED CREDIT AGREEMENT

AVENUE BANK

By:	/s/ Carol S. Geraghty

Name:	Carol S. Geraghty
Title:	Senior Vice President
HEALTHCARE REALTY TRUST INCORPORATED
AMENDED AND RESTATED CREDIT AGREEMENT

Schedule 2.01
LENDERS AND COMMITMENTS

		Revolving
		Commitment
Lender	Revolving Commitment	Percentage
Bank of America, N.A.	$57,500,000.00	10.454545455%
Calyon New York Branch	$57,500,000.00	10.454545455%
JPMorgan Chase Bank, N.A.	$50,000,000.00	9.090909091%
Regions Bank	$50,000,000.00	9.090909091%
Wachovia Bank	$50,000,000.00	9.090909091%
UBS Loan Finance LLC	$50,000,000.00	9.090909091%
Barclays Bank PLC	$50,000,000.00	9.090909091%
Fifth Third Bank	$35,000,000.00	6.363636364%
SunTrust Bank	$35,000,000.00	6.363636364%
Bank of Montreal	$25,000,000.00	4.545454545%
Bank of Nova Scotia	$25,000,000.00	4.545454545%
State Bank of India	$25,000,000.00	4.545454545%
Compass Bank	$20,000,000.00	3.636363636%
Pinnacle National Bank	$10,000,000.00	1.818181818%
Chang Hwa Commercial Bank, Ltd., Los Angeles Branch	$5,000,000.00	0.909090909%
Avenue Bank	$5,000,000.00	0.909090909%
Total:	$550,000,000.00	100.0000000000%

Schedule 2.03
EXISTING LETTERS OF CREDIT
None.

Schedule 5.04
LITIGATION
None.

Schedule 5.06
ENVIRONMENTAL MATTERS
None.

Schedule 5.07
MATERIAL SUBSIDIARIES

Entity	Incorporated	Qualified
Healthcare Realty Trust Incorporated	MD	AZ, CA, CO, CT, DC, FL, GA, HI, IN, KS, MI, SC, TN, VA, WA
HRT Properties of Texas, Ltd.	TX
HR Acquisition of San Antonio, Ltd.	AL	TX
HR Acquisition I Corporation	MD	AL, AZ, AR, CA, CT, FL, GA, IL, MI, MO, NC, NJ, NV, SC, VA, WA
HR of Carolinas, LLC	DE	NC, SC
HRT of Tennessee, Inc.	TN
HR Acquisition of Pennsylvania, Inc.	PA
HRT of Illinois, Inc.	DE
Pennsylvania HRT, Inc.	PA
HR of Pima, LLC	DE	AZ
HRT of Roanoke, Inc.	VA
HR of Los Angeles, Ltd.(a)	AL	CA
Roseburg Surgery Center, LLC	DE	OR
Yakima Valley Subsidiary, LLC	DE
Allenmore C, LLC	DE	WA
HRT of Alabama, Inc.	AL
Ankeny North MOB, LLC	DE	IA
HR of Iowa, LLC	DE
All entities above are 100% owned by the Borrower, except as footnoted and described below:
(a) 66.67% owned by Borrower and 33.33% owned by Kerlan Jobe Ortho-Clini, L.P.

Schedule 5.10
COMPLIANCE WITH LAWS
None.

Schedule 5.12
INDEBTEDNESS

		Including
	Principal Loan Balance	Discount/Premium
Senior Notes due 2014	$264,737,000	$264,057,221
Senior Notes due 2011	$286,300,000	$286,717,969
$400 million Revolving Credit Facility	$368,000,000	$368,000,000
Mortgage Notes Payable with various maturities	$81,147,037	$73,261,906
In addition, there are five mortgage loans totaling $46.9 million, maturing between October 2020 and August 2021, originated by the Borrower to fund the purchase of the properties by a consolidated joint venture. These loans are held by a wholly owned subsidiary of the Borrower and are eliminated in consolidation in the Borrower’s financial statements.
On July 28, 2009, the Borrower entered into loan application and commitment agreements (the “Commitment Agreements”) with Teachers Insurance and Annuity Association of America for an aggregate of approximately $207.3 million in mortgage financing.

Schedule 5.13
CONTINGENT LIABILITIES
$607,067 of deferred gain related to a sale of property in 2007.

Schedule 5.14
INVESTMENTS
Borrower owns 1,884 shares of Series B-2 Common Stock of Emeritus Corporation, a Washington corporation that have an aggregate fair value of $42,653.76 as of September 28, 2009.
Borrower owns an investment in Wentworth Holdings, LLC an unconsolidated limited liability company that is accounted for under the cost method and was valued at $1.3 million as of September 28, 2009.

Schedule 9.02
NOTICE ADDRESSES
Credit Parties:

Healthcare Realty Trust Incorporated
3310 West End Avenue
Suite 700
Nashville, Tennessee 37203
Attention:	Scott W. Holmes
Telephone:	(615) 269-8269
Facsimile No.:	(615) 269-8122
Administrative Agent:
          For payments and Requests for Credit Extensions:

Bank of America, N.A.
101 North Tryon Street, NC1-001-04-39
Charlotte, North Carolina 28255
Attention:	Karen Barr, Agency Services
Telephone:	(980) 386-2596
Facsimile:	(704) 409-0034
Email:	karen.barr@bankofamerica.com
Wiring Instructions:
Bank of America, N.A.
New York, New York
ABA No.: 026009593
Account No.: 1366212250600
Account Name: Credit Services
Ref: Healthcare Realty Trust Incorporated
          For all other notices:

Bank of America, N.A.
1455 Market Street, CA5-701-05-19
San Francisco, California 94103
Attention:	Angela Lau, Assistant Vice President
Telephone:	(415) 436-4000
Facsimile:	(415) 503-5008
          With a copy to:

Bank of America, N.A.
100 N. Tryon Street, NC1-007-17-11
Charlotte, North Carolina 28255
Attention:	Amie Edwards, Vice President
Telephone:	(980) 387-1346
Facsimile:	(980) 683-6305

Exhibit 2.02
FORM OF LOAN NOTICE
Date:                     , 200__

To:	Bank of America, N.A., as Administrative Agent

Re:	Amended and Restated Credit Agreement (as amended, modified, supplemented and extended from time to time, the “Credit Agreement”) dated as of September 30, 2009 among Healthcare Realty Trust Incorporated, a Maryland corporation (the “Borrower”), the Lenders identified therein, and Bank of America, N.A., as Administrative Agent. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.
Ladies and Gentlemen:
The undersigned hereby requests (select one):
☐ A Borrowing ☐ A Continuation ☐A Conversion
Of Revolving Loans:
1.	On: , 200___ (which is a Business Day).

2.	In the amount of: .

3.	Comprised of: (Type of Loan).

4.	For Eurodollar Rate Loans: with an Interest Period of months.
☐ a Borrowing of Swing Line Loans:
1.	On: , 200___ (which is a Business Day).

2.	In the amount of: .
With respect to any Borrowing or any conversion or continuation requested herein, the undersigned Borrower hereby represents and warrants that (a) in the case of Revolving Loans, such request complies with the requirements of Section 2.01(a) of the Credit Agreement, in the case of Swing Line Loans, such request complies with the requirements of Section 2.01(c) of the Credit Agreement, (b) each of the conditions set forth in Section 2.02 of the Credit Agreement have been satisfied on and as of the date of such Borrowing or such conversion or continuation and (c) the conditions referenced in subsections (b) through (e) of Section 4.02 of the Credit

Agreement have been satisfied on or prior to the proposed date of the requested Extension of Credit.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

HEALTHCARE REALTY TRUST INCORPORATED, a Maryland corporation

By:

Name:
Title:

Exhibit 2.13-1
FORM OF REVOLVING NOTE
                     __, 200_
FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to                                          or its registered assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of each Revolving Loan from time to time made by the Lender to the Borrower when and as provided under that certain Amended and Restated Credit Agreement (as amended, modified, supplemented and extended from time to time, the “Credit Agreement”) dated as of September 30, 2009 among the Borrower, the Lenders identified therein and Bank of America, N.A., as Administrative Agent. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.
The Borrower promises to pay interest on the unpaid principal amount of each Revolving Loan from the date of such Revolving Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.
This Note is one of the Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. Revolving Loans made by the Lender may be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Revolving Loans and payments with respect thereto.
The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and nonpayment of this Note.
THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
[Signature on Following Page]

HEALTHCARE REALTY TRUST INCORPORATED, a Maryland corporation

By: Name:
Title:

Exhibit 2.13-2
FORM OF SWING LINE NOTE
                     __, 200_
FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to                                          or its registered assigns (the “Swing Line Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of each Swing Line Loan from time to time made by the Lender to the Borrower when and as provided under that certain Amended and Restated Credit Agreement (as amended, modified, supplemented and extended from time to time, the “Credit Agreement”) dated as of September 30, 2009 among the Borrower, the Lenders identified therein and Bank of America, N.A., as Administrative Agent. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.
The Borrower promises to pay interest on the unpaid principal amount of each Swing Line Loan from the date of such Swing Line until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest shall be made to the Swing Line Lender in Dollars in immediately available funds. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.
This Note is one of the Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. Swing Line Loans made by the Lender may be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Swing Line Loans and payments with respect thereto.
The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and nonpayment of this Note.
THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
[Signature on Following Page]

HEALTHCARE REALTY TRUST INCORPORATED, a Maryland corporation

By:
Name:
Title:

Exhibit 6.01
FORM OF COMPLIANCE CERTIFICATE
Financial Statement Date:                     , 200__

To:	Bank of America, N.A., as Administrative Agent

Re:	Amended and Restated Credit Agreement (as amended, modified, supplemented and extended from time to time, the “Credit Agreement”) dated as of September 30, 2009 among Healthcare Realty Trust Incorporated, a Maryland corporation (the “Borrower”), the Lenders identified therein, and Bank of America, N.A., as Administrative Agent. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.
Ladies and Gentlemen:
The undersigned Responsible Officer hereby certifies as of the date hereof that [he/she] is the                                          of the Borrower, and that, in [his/her] capacity as such, [he/she] is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Borrower, and that:
[Use following paragraph 1 for fiscal year-end financial statements:]
     [1. [Attached hereto as Schedule 1 are the] [The] year-end audited financial statements required by Section 6.01(a) of the Credit Agreement for the fiscal year of the Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section [have been electronically delivered to the Administrative Agent pursuant to the conditions set forth in Section 6.01 of the Credit Agreement].]
[Use following paragraph 1 for fiscal quarter-end financial statements:]
     [1. [Attached hereto as Schedule 1 are the] [The] unaudited financial statements required by Section 6.01(b) of the Credit Agreement for the fiscal quarter of the Borrower ended as of the above date [have been electronically delivered to the Administrative Agent pursuant to the conditions set forth in Section 6.01 of the Credit Agreement]. Such financial statements fairly present the financial condition, results of operations and cash flows of the Consolidated Group in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.]
     2. The undersigned has reviewed and is familiar with the terms of the Credit Agreement and has made, or has caused to be made, a detailed review of the transactions and condition (financial or otherwise) of each member of the Consolidated Group during the accounting period covered by the attached financial statements.

     3. A review of the activities of each member of the Consolidated Group during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Credit Parties have performed and observed all their respective Obligations under the Credit Documents, and
[select one:]
[to the best knowledge of the undersigned during such fiscal period, each of the Credit Parties has performed and observed each covenant and condition of the Credit Documents applicable to it.]
[or:]
[the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]
     4. The representations and warranties of the Credit Parties contained in the Credit Agreement, any other Credit Document or any other certificate or document furnished at any time under or in connection with the Credit Documents, are true and correct on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date.
     5. The financial covenant analyses and information set forth on Schedule 2 hereto are true and accurate on and as of the date of this Certificate.
     6. The Borrower’s Debt Ratings are as follows:
     IN WITNESS WHEREOF, the undersigned has executed this Certificate as of                     , 200   .

HEALTHCARE REALTY TRUST INCORPORATED, a Maryland corporation

By:
Name:
Title:

[Schedule 1
[YEAR-END AUDITED FINANCIAL STATEMENTS]
[UNAUDITED QUARTERLY FINANCIAL STATEMENTS]]

Schedule [1][2]
FINANCIAL COVENANT ANALYSES AND INFORMATION

Exhibit 6.20
FORM OF GUARANTY
     THIS GUARANTY AGREEMENT, dated as of                      ___, 20___ (this “Guaranty”) is given by
     Each of the Persons identified as a “Guarantor” on the signature pages hereto and from time to time joined as a Guarantor hereunder (the “Guarantors”); in favor of
     BANK OF AMERICA, N.A., in its capacity as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders under the Amended and Restated Credit Agreement dated as of September 30, 2009 (as amended, modified, supplemented and extended from time to time, the “Credit Agreement”) among Healthcare Realty Trust Incorporated, a Maryland corporation (the “Borrower”), the Lenders identified therein and the Administrative Agent. Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Credit Agreement.
RECITALS:
     WHEREAS, pursuant to the Credit Agreement, the Lenders have agreed, subject to certain terms and conditions, to make available Loans and Letters of Credit to the Borrower;
     WHEREAS, each of the Guarantors is a direct or indirect wholly-owned subsidiary or Specified Affiliate of the Borrower; and
     WHEREAS, in connection with the Credit Agreement, the Lenders have required, among other things, each of the Guarantors to guarantee all of the Borrower’s obligations arising under the Credit Agreement and the other Credit Documents referred to therein;
     NOW, THEREFORE, for and in consideration of the execution and delivery by the Lenders of the Credit Agreement, and other good and valuable consideration, receipt whereof is hereby acknowledged, each Guarantor hereby agrees as follows:
     1. Guarantee of Payment. The Guarantors hereby irrevocably and unconditionally guarantee, as primary obligors and not merely as surety on a joint and several basis, to the Administrative Agent and the Lenders the prompt payment, when due, by acceleration or otherwise, of the Indebtedness. For the purposes hereof, “Indebtedness” shall mean, without duplication, (i) all obligations of the Borrower (including interest accruing after an event of bankruptcy or insolvency, regardless of whether such interest is allowed as a claim under the Bankruptcy Code) to the Lenders and the Administrative Agent, whenever arising, under the Credit Agreement, the Notes or the other Credit Documents, (ii) all liabilities and obligations, whenever arising, owing from the Borrower or any obligor to any Lender, or any affiliate of a Lender (even if such Lender subsequently ceases to be a Lender under the Credit Agreement for any reason), arising under any interest rate protection or currency exchange agreement relating to the Obligations under the Credit Agreement or entered into in the ordinary course of business and not for speculative purposes, and (iii) any agreement between any Credit Party and any Lender of Affiliate of a Lender governing the provision of treasury or cash management services, including deposit accounts, funds transfer, automated clearinghouse, credit or debit card, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services, in each case whether such Indebtedness is now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired, as such Indebtedness may be modified, extended, renewed or replaced from time to time. The guaranty of the Guarantors as set forth in this section is a guaranty of payment and not of collection.
     Notwithstanding any provision to the contrary contained herein or in any other of the Credit Documents, the obligations of each Guarantor hereunder shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provisions of any applicable state law.
     2. Release of Collateral, Parties Liable, etc. Each of the Guarantors agrees that the whole or any part of the security now or hereafter held for the Indebtedness may be exchanged, compromised, released or surrendered from time to time; that neither the Administrative Agent nor the Lenders shall have any obligation to protect, perfect, secure or insure any Liens now or hereafter held for the Indebtedness or the properties subject thereto; that the time or place of payment of the Indebtedness may be changed or extended, in whole or in part, to a time certain or otherwise, and may be renewed or accelerated, in whole or in part; that the Borrower may be granted indulgences generally; that any provisions of the Credit Documents or any other documents executed in connection with this transaction, may be modified, amended or waived; that any party liable for the payment of the Indebtedness may be granted indulgences or released; and that any deposit balance for the credit of the Borrower or any other party liable for the payment of the Indebtedness or liable upon any security therefor may be released, in whole or in part, at, before and/or after the stated, extended or accelerated maturity of the Indebtedness, all without notice to or further assent by the Guarantors, who shall remain bound thereon, notwithstanding any such exchange, compromise, surrender, extension, renewal, acceleration, modification, indulgence or release.
     3. Waiver of Rights. Each of the Guarantors expressly waives: (a) notice of acceptance of this Guaranty by the Administrative Agent and the Lenders and of all extensions of credit to the Borrower by the Administrative Agent or any Lender; (b) presentment and demand for payment of any of the Indebtedness; (c) protest and notice of dishonor or of default to such Guarantor or to any other party with respect to the Indebtedness or with respect to any security therefor; (d) notice of the Administrative Agent or any Lender obtaining, amending, substituting for, releasing, waiving or modifying the Indebtedness, any security interest, Liens, or the encumbrances now or hereafter securing the Indebtedness, or the Administrative Agent’s or any Lender’s subordinating, compromising, discharging or releasing such security interests, Liens or encumbrances; (e) all other notices to which such Guarantor might otherwise be entitled; (f) demand for payment under this Guaranty; and (g) any right to assert against the Administrative Agent or any Lender, as a defense, counterclaim, set-off, or cross-claim any defense (legal or equitable), set-off, counterclaim or claim which such Guarantor may now or hereafter have against the Administrative Agent or any Lender or the Borrower, but such waiver shall not prevent such Guarantor from asserting against the Administrative Agent or any Lender in a separate action, any claim, action, cause of action, or demand that such Guarantor might have, whether or not arising out of this Guaranty.

     4. Primary Liability of Guarantors. Each of the Guarantors agrees that this Guaranty may be enforced by the Administrative Agent and the Lenders without the necessity at any time of resorting to or exhausting any other security or collateral and without the necessity at any time of having recourse to the Notes or any collateral now or hereafter securing the Indebtedness or otherwise, and each of the Guarantors hereby waives the right to require the Administrative Agent and the Lenders to proceed against the Borrower or any other person (including a co-guarantor) or to require the Administrative Agent and the Lenders to pursue any other remedy or enforce any other right. In addition, each of the Guarantors hereby waives and renounces any and all rights it has or may have for subrogation, indemnity, reimbursement or contribution against the Borrower for amounts paid under this Guaranty. This waiver is expressly intended to prevent the existence of any claim in respect of such subrogation, indemnity, reimbursement or contribution by a Guarantor against the estate of the Borrower within the meaning of Section 101 of the United States Bankruptcy Code, and to prevent such Guarantor from being deemed a “creditor” of the Borrower in respect of such subrogation, indemnity, reimbursement or contribution within the meaning of Section 547(b) of the United States Bankruptcy Code in the event of a subsequent case involving the Borrower. Each of the Guarantors further agrees that nothing contained herein shall prevent the Administrative Agent or the Lenders from suing on the Notes or foreclosing its security interest in or Lien on any collateral now or hereafter securing the Indebtedness or from exercising any other rights available to the Administrative Agent or the Lenders under the Notes, or any other instrument of security if neither the Borrower nor the Guarantors timely perform the obligations of the Borrower thereunder, and the exercise of any of the aforesaid rights and the completion of any foreclosure proceedings shall not constitute a discharge of any Guarantor’s obligations hereunder; it being the purpose and intent of each of the Guarantors that such Guarantor’s obligations hereunder shall be absolute, independent and unconditional under any and all circumstances. Neither the Guarantors’ obligations under this Guaranty nor any remedy for the enforcement thereof shall be impaired, modified, changed or released in any manner whatsoever by an impairment, modification, change, release or limitation of the liability of the Borrower, by reason of the Borrower’s bankruptcy or insolvency or by reason of the invalidity or unenforceability of all or any portion of the Indebtedness. Each of the Guarantors acknowledges that the term “Indebtedness” as used herein includes any payments made by the Borrower to the Administrative Agent or any Lender and subsequently recovered by the Borrower or a trustee for the Borrower pursuant to the Borrower’s bankruptcy or insolvency and that the guaranty of each of the Guarantors hereunder shall be reinstated to the extent of such recovery.
     5. Attorneys’ Fees and Costs of Collection. If at any time or times after the occurrence of an Event of Default the Administrative Agent or the Lenders employ counsel to pursue collection, to intervene, to sue for enforcement of the terms hereof or of the Notes, or to file a petition, complaint, answer, motion or other pleading in any suit or proceeding relating to this Guaranty or the Notes, then in such event, all of the reasonable attorneys’ fees relating thereto shall be an additional liability of the Guarantors to the Administrative Agent and the Lenders hereunder, payable on demand.
     6. Security Interests and Setoff. As security for such Guarantor’s obligations hereunder, each Guarantor agrees that in the event such Guarantor fails to pay its obligations hereunder when due and payable under this Guaranty, (a) any of such Guarantor’s assets of any kind, nature or description (including, without limitation, deposit accounts) in the possession, control or custody of the Administrative Agent or any Lender may, without prior notice (but promptly confirmed in writing by the Administrative Agent or such Lender, as applicable, to such Guarantor, provided that failure to provide such written confirmation will not affect the liabilities of such Guarantor hereunder) to such Guarantor, be reduced to cash or the like and applied by the Administrative Agent or such Lender in reduction or payment of such Guarantor’s obligations hereunder; and (b) the Administrative Agent and each Lender shall have the right, immediately and without further action by them, to set off pro tanto against the Indebtedness all money owed by the Administrative Agent or such Lender in any capacity to such Guarantor, whether or not due, and the Administrative Agent or such Lender shall be deemed to have made a charge against any such money immediately upon the occurrence of such obligation becoming due even though such charge is made or entered on the books of the Administrative Agent or such Lender subsequent thereto.
     7. Term of Guarantee; Warranties. This Guaranty shall continue in full force and effect until the Indebtedness is fully and indefeasibly paid, performed and discharged and all Commitments under the Credit Agreement shall have been terminated. This Guaranty covers the Indebtedness whether presently outstanding or arising subsequent to the date hereof including all amounts advanced by the Administrative Agent or any Lender in stages or installments. Each Guarantor warrants and represents to the Administrative Agent (i) that such Guarantor is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, (ii) that such Guarantor has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, (iii) that the execution and delivery by such Guarantor of this Guaranty and the other Credit Documents to which it is a party and the performance by such Guarantor of its obligations hereunder and thereunder are within the corporate power of such Guarantor, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official (except for any such action or filing that has been taken and is in full force and effect) and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation or bylaws (or other constitutional documents) of such Guarantor or of any material agreement, judgment, injunction, order, decree, or other material instrument binding upon such Guarantor or result in the creation or imposition (other than pursuant to the Credit Documents) of any Lien on any asset of such Guarantor and (iv) that this Guaranty and the other Credit Documents to which such Guarantor is a party constitute valid and binding agreements of such Guarantor and, when executed and delivered will constitute valid and binding obligations of such Guarantor enforceable in accordance with their terms.
     8. Further Representations and Warranties. Each Guarantor agrees that the Administrative Agent and the Lenders will have no obligation to investigate the financial condition or affairs of the Borrower for the benefit of such Guarantor nor to advise such Guarantor of any fact respecting, or any change in, the financial condition or affairs of the Borrower which might come to the knowledge of the Administrative Agent or any Lender at any time, whether or not the Administrative Agent or any Lender knows or believes or has reason to know or believe that any such fact or change is unknown to such Guarantor or might (or does) materially increase the risk of such Guarantor as guarantor or might (or would) affect the willingness of such Guarantor to continue as guarantor with respect to the Indebtedness.
     9. Additional Liability of Guarantors. If any Guarantor is or becomes liable for any indebtedness owing by the Borrower to the Administrative Agent or any Lender by endorsement or otherwise other than under this Guaranty, such liability shall not be in any manner impaired or reduced hereby but shall have all and the same force and effect it would have had if this

Guaranty had not existed and such Guarantor’s liability hereunder shall not be in any manner impaired or reduced thereby.
     10. Cumulative Rights. All rights of the Administrative Agent and the Lenders hereunder or otherwise arising under any documents executed in connection with or as security for the Indebtedness are separate and cumulative and may be pursued separately, successively or concurrently, or not pursued, without affecting or limiting any other right of the Administrative Agent or any Lender and without affecting or impairing the liability of the Guarantors.
     11. Usury. Notwithstanding any other provisions herein contained, no provision of this Guaranty shall require or permit the collection from any Guarantor of interest in excess of the maximum rate or amount that such Guarantor may be required or permitted to pay pursuant to any applicable law. In the event any such interest is collected, it shall be applied in reduction of the Guarantor’s obligations hereunder, and the remainder of such excess collected shall be returned to the Guarantors once such obligations have been fully satisfied.
     12. The Administrative Agent. In acting under or by virtue of this Guaranty, the Administrative Agent shall be entitled to all the rights, authority, privileges and immunities provided in Article VIII of the Credit Agreement, all of which provisions are incorporated by reference herein with the same force and effect as if set forth herein. Each of the Guarantors hereby releases the Administrative Agent from any liability for any act or omission relating to this Guaranty, except such as may result from the Administrative Agent’s gross negligence or willful misconduct.
     13. Successors and Assigns. This Guaranty shall be binding on and enforceable against each Guarantor and its successors and assigns. This Guaranty is intended for and shall inure to the benefit of the Administrative Agent and each Lender and each and every person who shall from time to time be or become the owner or holder of any of the Indebtedness, and each and every reference herein to “Administrative Agent” or “Lender” shall include and refer to each and every successor or assignee of the Administrative Agent or any Lender at any time holding or owning any part of or interest in any part of the Indebtedness. This Guaranty shall be transferable and negotiable with the same force and effect, and to the same extent, that the Indebtedness is transferable and negotiable, it being understood and stipulated that upon assignment or transfer by the Administrative Agent or any Lender of any of the Indebtedness the legal holder or owner of the Indebtedness (or a part thereof or interest therein thus transferred or assigned by the Administrative Agent or any Lender) shall (except as otherwise stipulated by the Administrative Agent or any such Lender in its assignment) have and may exercise all of the rights granted to the Administrative Agent or such Lender under this Guaranty to the extent of that part of or interest in the Indebtedness thus assigned or transferred to said person. Each Guarantor expressly waives notice of transfer or assignment of the Indebtedness, or any part thereof, or of the rights of the Administrative Agent or any Lender hereunder. Failure to give notice will not affect the liabilities of the Guarantors hereunder.
     14. Application of Payments. The Administrative Agent and each Lender shall apply any payments received pursuant to this Guaranty as set forth in Section 7.02 of the Credit Agreement.

     15. Modifications. This Guaranty and the provisions hereof may be changed, discharged or terminated only by an instrument in writing signed by each of the Guarantors affected thereby and the Administrative Agent.
     16. Discharge and Release. In the event that (i) any Guarantor is sold as contemplated by Section 6.08(b) of the Credit Agreement, (ii) this Guaranty or any portion hereof is released as contemplated by Section 9.01(a)(vi) of the Credit Agreement or (iii) the indebtedness shall have been paid in full and the obligations of the Lenders to extend credit to the Borrower under the Credit Agreement shall have terminated, the Administrative Agent, on behalf of the Lenders, shall discharge and release the relevant Guarantor(s) from all of its obligations under this Guaranty. Upon any such release and discharge, the Administrative Agent, on behalf of the Lenders, will execute and deliver to the relevant Guarantor(s) such documents as such Guarantor(s) shall reasonably request to evidence such discharge and release.
     17. Notices. All communications provided for herein shall be made as set forth in Section 9.02 of the Credit Agreement.
     18. Severability. If any provision of this Guaranty is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Guaranty shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     19. Applicable Law; Consent to Jurisdiction and Venue; Waiver of Jury Trial.
     (a) GOVERNING LAW. THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
     (b) SUBMISSION TO JURISDICTION. EACH OF THE UNDERSIGNED GUARANTORS IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OTHER CREDIT DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS GUARANTY OR IN ANY OTHER CREDIT DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS GUARANTY

OR ANY OTHER CREDIT DOCUMENT AGAINST THE GUARANTOR OR ANY OTHER CREDIT PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
     (c) WAIVER OF VENUE. EACH OF THE UNDERSIGNED GUARANTORS IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OTHER CREDIT DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
     (d) SERVICE OF PROCESS. EACH OF THE UNDERSIGNED GUARANTORS IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 17 ABOVE. NOTHING IN THIS GUARANTY WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
     (e) WAIVER OF JURY TRIAL. EACH OF THE UNDERSIGNED GUARANTORS HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH OF THE UNDERSIGNED GUARANTORS (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS CREDIT AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     20. Headings. The headings in this instrument are for convenience of reference only and shall not limit or otherwise affect the meaning of any provisions hereof.
     21. Counterparts. This Guaranty may be executed in any number of counterparts and by different parties hereto on separate counterparts, each constituting an original, but all together one and the same instrument.
     22. Rights of the Required Lenders. All rights of the Administrative Agent hereunder, if not exercised by the Administrative Agent, may be exercised by the Required Lenders.
     23. Entire Agreement. THIS GUARANTY AND THE OTHER CREDIT DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR

SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

     IN WITNESS WHEREOF, each of the Guarantors has caused this Guaranty to be duly executed as of the date first above written.

[GUARANTOR], a , as Guarantor

By:
Name:
Title:

Exhibit 9.07
FORM OF ASSIGNMENT AND ASSUMPTION
     This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each] Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each] Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees] hereunder are several and not joint.] Capitalized terms used but not defined herein shall have the meanings given to them in the Amended and Restated Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
     For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including, without limitation, the Letters of Credit and the Swing Line Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.	Borrower(s):

4.	Administrative Agent: Bank of America, N.A., as the Administrative Agent under the Credit Agreement

5.	Credit Agreement: Credit Agreement (as amended, modified, supplemented and extended from time to time, the “Credit Agreement”) dated as of September 30, 2009 among Healthcare Realty Trust Incorporated, a Maryland corporation (the “Borrower”), the Lenders identified therein, the Lenders indentified therein, and Bank of America, N.A., as Administrative Agent, L/C Issuer, and Swing Line Lender

6.	Assigned Interest[s]:

		Aggregate	Amount of	Percentage
		Amount of	Revolving	Assigned of
		Revolving	Commitments/	Revolving
		Commitments/	Revolving	Commitments/
		Revolving Loans	Loans	Revolving		CUSIP
Assignor[s]	Assignee[s]	for all Lenders	Assigned	Loans		Number
		$	$		%
		$	$		%
		$	$		%

[7.	Trade Date:	]
Effective Date:                                         , 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]
By:
Title:

ASSIGNEE [NAME OF ASSIGNEE]

By:
Title:
[Consented to and]1 Accepted:
BANK OF AMERICA, N.A.,
   as Administrative Agent

By:

Title:
[Consented to:]2
HEALTHCARE REALTY TRUST INCORPORATED

By:

Title:

[1]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

[2]	To be added only if the consent of the Borrower and/or other parties (e.g. Swing Line Lender, L/C Issuer) is required by the terms of the Credit Agreement.

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
          1. Representations and Warranties.
          1.1 Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.
          1.2. Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under [Section 10.06(b)(iii), (v) and (vi)] of the Credit Agreement (subject to such consents, if any, as may be required under [Section 10.06(b)(iii)] of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section ___thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.
          2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.
          3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.